SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM S-4/A
                                AMENDMENT #4
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                                  AZTEK INC.
           (Exact Name of Registrant as Specified in its Charter)

                                   NEVADA
       (State or Other Jurisdiction of Incorporation or organization)

                                    7371
          (Primary Standard Industrial Classification Code Number)

                                  88 0324260
                   (I.R.S. Employer Identification Number)

      1575 DELUCCHI LANE, SUITE #40, RENO, NEVADA 89502, (702) 827-3639
             (Address, including zip code, and telephone number,
      including area code, or registrant's principal executive offices)

                      COPIES OF ALL COMMUNICATIONS TO:

                        Steve Larson-Jackson, Esquire
                          W. Kwame Anthony, Esquire
                      Law Firm Of Larson-Jackson, P.C.
                       1275 K Street, N.W., Suite 1101
                           Washington, D.C. 20005
                             Tel. (202) 408-8180
                             Fax. (202) 789-2216

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of the registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                       CALCULATION OF REGISTRATION FEE
Title of
each class of                Proposed maximum   Proposed maximum    Amount of
securities to     Amount to be  offering price aggregate offering  registra-
be Registered     registered(1)  per unit(2)       price(3)        tion fee

Common stock,
$.001 par
value per
share               2,051,109            .995          2,040,853
$703.74


(1) Represents the estimated maximum number of shares of common stock, par value $.001 per share, of Aztek, Inc. ("Aztek"), expected to be issued in exchange for up to 2,051,109 shares of common stock, no par value per share, of the Aztek Technologies Inc. ("ATI"), upon consummation of the merger of ATI with the Company, described herein.

(2) The basis for calculating the fee is Rule 457(f). The market for the securities to be received by Aztek, Inc. on July 31, 1998 was C$1.50. The exchange rate on that date was 1 Canadian dollar = 0.6636 US Dollar.

(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                           AZTEK TECHNOLOGIES INC.
                        246 LAWRENCE AVENUE, SUITE #5
                  KELOWNA, BRITISH COLUMBIA, CANADA V1Y 6L3
                               (250) 762-2333
                             _____________, 1999

Dear Stockholder:

     You are invited to attend the Annual and Extraordinary Meeting of stockholders (the "Special Meeting") of Aztek Technologies Inc. ("ATI") to be held on _________, 1999 at the offices of Steven K. Winters at 1010 Burrard Building, 1030 West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at 9:00 a.m. local time. Notice of the Annual and Extraordinary Meeting, a Joint Proxy Statement-Prospectus and a Proxy Card are enclosed.

     The Special Meeting has been called in connection with the proposed acquisition of ATI by Aztek, Inc. (the "Aztek") through the merger of ATI with Aztek in accordance with the Merger Agreement dated as of July 2, 1998 by and between ATI and Aztek (the "Merger Agreement"). Pursuant to the Merger Agreement, ATI will merge with and into Aztek with Aztek being the surviving corporation and each outstanding share of ATI's common stock will be automatically converted into the right to receive shares of Aztek's Common Stock, based upon an exchange ratio of one-to-one. The transaction is referred to herein as the "Merger."


     ATI's controlling shareholders presently own 100% of Aztek's outstanding common stock. These shareholders acquired their shares on June 24, 1998, for $C.90 (US$ .6124) per share, the price of ATI's shares on the Vancouver Stock Exchange on that date.


    	Following the Merger, Aztek will operate the business that is presently known as Aztek Technologies Inc. Consummation of the Merger is conditioned upon approval by ATI's stockholders.

     At the Special Meeting, stockholders of ATI will consider and vote upon approval of the Merger and the Merger Agreement. Your Board of Directors has approved the Merger Agreement, including the Merger, and believes that the Merger and the Merger Agreement are in the best interests of ATI and its stockholders. Accordingly, your Board of Directors unanimously recommends that you vote FOR approval of the Merger and the Merger Agreement.

    	You are urged to read the accompanying Joint Proxy Statement-Prospectus, which provides detailed information concerning the Merger and related matters.

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special Meeting.


Sincerely,


Mike Sintichakis
President

            PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

                            AZTEK TECHNOLOGIES INC.
                         246 LAWRENCE AVENUE, SUITE #5
                    KELOWNA, BRITISH COLUMBIA, CANADA V1Y 6L3
                                 (250) 762-2333

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ____________, 1999

     NOTICE IS HEREBY GIVEN that the Extraordinary Meeting of stockholders (the "Special Meeting") of Aztek Technologies Inc. ("ATI") will be held on __________, 1999 at the offices of Steven K Winters at 1010 Burrard Building, 1030 West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at 9:00 a.m. local time, for the following purposes:

     (1) To approve the acquisition of ATI by Aztek, Inc. ("Aztek") through the merger of ATI with Aztek, with Aztek continuing as the surviving corporation, pursuant to which each outstanding share of ATI Common Stock will be converted into one share of Aztek's common stock, par value US$.001 per share ("Aztek Common Stock"), the Merger Consideration and to approve the Merger Agreement by and between ATI and Aztek, dated as of July 2, 1998 (the "Merger Agreement") which sets forth the terms and conditions of the Merger.


NOTE: ATI's controlling shareholders are presently the sole shareholders of Aztek's common stock. These affiliates acquired 97,975 shares on June 24, 1998, at C$.90 per share, the price of ATI's shares on the Vancouver stock exchange on that date.


     The Board of Directors of ATI is not aware of any other business to come before the Special Meeting.

     The Board of Directors of ATI has fixed the close of business on _____________, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

By Order of the Board of Directors,



Mike Sintichakis
President


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

                        JOINT PROXY STATEMENT-PROSPECTUS

                                   AZTEK INC.

                                   PROSPECTUS

                                   2,051,109

                             SHARES OF COMMON STOCK

                            PAR VALUE $.001 PER SHARE
                             _______________________

                             AZTEK TECHNOLOGIES INC.

                                 PROXY STATEMENT

              FOR ANNUAL AND EXTRAORDINARY MEETING OF STOCKHOLDERS

                         TO BE HELD ON ___________, 1999

     This Joint Proxy Statement-Prospectus is being furnished to the stockholders of Aztek Technologies Inc. ("ATI") in connection with the solicitation of proxies by ATI's Board of Directors for use at its Extraordinary Meeting of Stockholders to be held on __________, 1999. This Joint Proxy Statement-Prospectus was first mailed to security holders of ATI on or about __________, 1999.

     At their Meeting, the holders of ATI common stock will be asked to approve the Plan of Merger and the Merger Agreement, dated as of July 2, 1998, providing for a merger pursuant to which Aztek, Inc., a Nevada corporation ("Aztek") will be the surviving corporation and ATI will cease to exist (the transaction is referred to hereinafter as the "Merger"). Aztek will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the Merger Agreement.
Upon consummation of the Merger, each outstanding share of ATI common stock, no par value ("ATI Common Stock"), other than shares held by ATI shareholders who perfect dissenters' rights, will be converted into one share of Aztek's common stock, par value $.001 per share ("Company Common Stock").
The receipt of Aztek Common Stock pursuant to the Merger will be tax-free to U.S. holders of ATI Common Stock.

     Aztek has filed a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for 2,051,109 shares of Aztek Common Stock to be issued in connection with the Merger. This Joint Proxy Statement-Prospectus also constitutes the Prospectus of Aztek filed as part of the Registration Statement. All information concerning Aztek included in this Joint Proxy Statement-Prospectus has been furnished by Aztek and all information concerning ATI has been furnished by ATI.

     After the merger, the current shareholders of ATI's Common Stock will own approximately 100% of Aztek shares. ATI shareholders that are not affiliates of ATI will own approximately 51% of Aztek's shares after the merger. Affiliates of ATI will own approximately 49% of Aztek's shares after the Merger.

     THE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION "RISK FACTORS" AT PAGE 4. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE AZTEK COMMON STOCK OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMNET-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AZTEK OR ATI SINCE THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS.

The date of this Joint Proxy Statement-Prospectus is __________, 1999.

                    AVAILABLE INFORMATION AND INCORPORATION
                       OF CERTAIN DOCUMENTS BY REFERENCE


     This prospectus incorporates by reference the Merger Agreement between the parties. Thus, the Merger Agreement is not presented herein or delivered herewith. ATI will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the Merger Agreement (not including exhibits to the Merger Agreement that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be made to Mike Sintichakis, #5-246 Lawrence Avenue, Kelowna, British Columbia, Canada V1Y 6L3,
(250) 762-2333. In order to ensure timely delivery of the documents, any request should be made by ________, 1999. Aztek is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and therefore does not file proxy statements or any other information with the Securities and Exchange Commission
(the "Commission"). ATI is subject to the informational requirements of the Exchange Act and, in accordance therewith, ATI files reports and other information with the Commission. However, no such reports or other information filed with the Commission is incorporated by reference in this Joint Proxy Statement-Prospectus. Reports and other information filed by ATI can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, NW, Washington, DC 20549, and requested at the following public reference facilities in the Commission's regional offices: 7 World
Trade Center, Suite 1300, New York, NY 10048; and City Corp. Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference section, 450 Fifth Street, NW, Washington, D.C. 20549. Though Aztek is not subject to the federal reporting requirements, as a result of the merger with ATI, Aztek will assume ATI's status as being subject to the reporting requirements. This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") which Aztek has filed with the Commission under the Securities Act and to which reference is hereby made. Any person may obtain the Registration Statement by downloading it from the EDGAR database at the Securities and Exchange Commission's web site at www.sec.gov.


     Aztek's shares are not listed on any U.S. exchange. The public market for ATI's securities in Canada is on the Vancouver Stock Exchange under the symbol "VSE-AZT." The public market for ATI's securities in the United States is on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "AZTKF."

                               TABLE OF CONTENTS

Available Information and Incorporation
 of Certain Documents by Reference                                         iii
Summary                                                                     	1
The Companies	                                                               4
Risk Factors	                                                                4
The Transaction                                                             10
Terms of the Transaction	                                                   10
Comparative Per Share Data                                                  12
Description of Securities                                                   13
Material Differences with Respect to the Rights of Securities Holders       13
Other Terms of the Transaction                                              20
Pro Forma Combined Consdensed Balance Sheets                                21
Pro Forma Combined Condensed Statements of Income                           23
Material Contracts with the Company Being Acquired	                         24
Disclosure of Commission Position on Indemnification for Securities Act
 Liabilities                                                               	24
Description of the Business of the Acquiring Company                       	25
Description of Property	                                                    25
Legal Proceedings	                                                          25
Market For Common Equity And	                                               25
Related Stockholder Matters	                                                25
Holders of Record	                                                          26
Dividends	                                                                  26
Aztek Management's Plan of Operation	                                       26
Proposed Acquisitions	                                                      28
Year 2000 Issues	                                                           30
External Funding	                                                           31
Changes in and Disagreements with Accountants	                              32
on Accounting and Financial Disclosure	                                     32
Information About the Company Being Acquired                                32
Description of Business	                                                    32
Competition	                                                                32
Customer Base	                                                              34
Current Business Status	                                                    34
Operating Divisions	                                                        35
Current Status of ATI	                                                      36
Description of Property	                                                    39
Legal Proceedings	                                                          39
Market For Common Equity And	                                               40
Related Stockholder Matters	                                                40
Holders of Common Stock	                                                    40
Dividends	                                                                  40
ATI Management's Discussion and Analysis	                                   41

External Funding	                                                           50
Disagreements with Accountants	                                             51
On Accounting and Financial	                                                51
Voting and Management Information                                           51
Persons Making the Solicitation	                                            52
Interest of Certain Person in Matters To Be Acted Upon	                     53
Voting Securities and Principal Holders Thereof	                            54
Security Ownership Of Certain Beneficial Owners And Management	             54
Executive Compensation	                                                     61
Certain Relationships and Related Transactions	                             63
Transactions with Promoters	                                                64
Aztek, Inc.                                                                 66
 Financial Statements                                                       66
 Interim Financial Statements                                               72
Aztek Technologies Inc.                                                     76
 Consolidated Financial Statements                                          76
 Interim Consolidated Financial Statements                                  90

                                    SUMMARY

    This Joint Proxy Statement-Prospectus is being issued by Aztek, Inc. ("Aztek") and Aztek Technologies Inc. ("ATI") to merge the two companies with Aztek being the surviving entity. Aztek is a dormant Nevada corporation that has been in existence for nearly five years. ATI is a British Columbia corporation that develops and sells computer software and computer systems and provides support services for its customers. Aztek will issue one common share of its stock for each outstanding share of ATI.


     Aztek's shareholders presently consist of ATI affiliates (the "Affiliates"). On June 24, 1998, in anticipation of the Merger, the Affiliates acquired 2,000,000 shares of Aztek at US$.05 per share for one million shares, and US$.01 per share for one million shares. To prevent the Merger from diluting ATI shareholders, the transactions were rescinded and Aztek issued 97,975 shares to the Affiliates in exchange for the $60,000 investment. Therefore, Aztek sold the shares at C$.90 per share, or US$ .6124 per share, the market price for ATI's shares on the Vancouver Stock Exchange as of June 24, 1998, such that the Merger would not dilute ATI's existing shareholders. The following table sets forth the percentage change in ownership that will result from the Merger.



Shareholder                No. of ATI Shares      %   No. of Aztek    %   No. of Shares held    %
                                                         Shares              After Merger

Total Issued and Outstanding   2,051,109         100%     97,975     100%      2,149,084        100%

Mike Sintichakis                 462,190          23      39,190      40         501,380         23.33

Nick Sintichakis                  74,500           4      22,044      23          96,544          4.49

Daunna Potts                           0           0         817       1             817          0.04

Eileen Keogh                      37,000           2      13,063      13          50,063          2.33

Edson Ng                         104,700           5      22,861      24         127,561          5.94

Maria Sintichakis                255,928          12           0       0         255,928         11.91

Tony Pantazopoulos                21,333           1           0       0          21,333          0.99

Non-affiliates                 1,095,458          53           0       0       1,095,458         50.97

     Aztek issued common shares to the Affiliates in exchange for cash to pay anticipated legal and corporate expenses associated with anticipated acquisitions. For more information see "Aztek Management's Plan of Operation" at page 26. In addition to the Affiliates' increased interests, the net effect of the merger is that ATI will move from being a Canadian company to a U.S. Company.

                      (This page left intentionally blank)

     The primary addresses of Aztek and ATI, the parties to the transaction for which the securities described in this Joint Proxy Statement-Prospectus are being issued, are as follows:

                                    Aztek, Inc.
                        Suite #40 - 1575 Delucchi Lane
                                Reno, Nevada 89502
                                  (702) 827-3639

                              Aztek Technologies Inc.
                               #5-246 Lawrence Ave.
                              Kelowna, B.C. V1Y 6L3
                                       Canada
                                   (250) 762-2333

                                 THE COMPANIES

     Aztek was incorporated as Spectral Innovations (1994) Inc. in 1994. ATI initially formed Aztek as a wholly-owned subsidiary intending to acquire Spectral Innovations, Inc., a California corporation ("Spectral California"). ATI subscribed for 25,000 shares of Aztek at $1.00 per share. The shares were subscribed and Aztek continues to carry the full amount of the purchase price as a subscription receivable due to ATI's lack of funds to pay for the shares in cash. The acquisition of Spectral California did not materialize. Shortly thereafter, ATI's management decided it eventually would merge ATI into Aztek but management declined to effect the merger immediately and therefore, Aztek has remained dormant since its inception. The Merger Agreement described below resulted from the decision to merge and the transaction is the subject of this Joint Proxy Statement-Prospectus. The reasons for the Merger are described below in the subsection, "Reasons for the Transaction" at page 11.

     ATI was incorporated on July 11, 1979, by filing and registering its articles with the British Columbia Registrar of Companies. Over the last four years, ATI has expanded its business focus and capabilities following acquisitions. On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corporation, a developer of municipal government software including general accounting and payroll systems and specialized systems such as property taxation, utility billing and building permits. This acquisition allowed ATI to further diversify its operations within the computer hardware, software and telecommunications market and to expand the existing forty-five (45) municipal and private sector clients of ResponseWare. ATI continues to support and service the ResponseWare software and client base as its primary source of revenue. On August 21, 1995, ATI acquired the assets and business of Helix Technologies Limited, a consulting and systems integration firm specializing in technology for mobile work force automation. ATI has completed contracted projects from the acquisition and currently has no contracts for work in this area. Mobile work force automation technologies will be incorporated into future ATI products that have yet to be developed. ATI also continues to pursue further project-based contracts in the area of mobile work force automation technologies.

     ATI's shares are currently trading on the Vancouver Stock Exchange ("VSE") and the Over-The-Counter Bulletin Board ("OTC BB"). ATI announced the Merger on July 2, 1998. The day prior to the announcement, the high was C$1.10, the low was C$1.10 and there had been no trades on the OTC Bulletin Board.

                                  RISK FACTORS

    The securities offered hereby are speculative in nature and involve a high degree of risk. Prospective investors should consider carefully the following factors, among others, prior to making an investment decision.

    Arbitrary Merger Exchange Ratio. The one-for-one exchange offered in this Joint Proxy Statement-Prospectus bears no relationship to the assets, book value, earnings, net worth, or any other recognized criteria of value of ATI. Consequently, the share exchange ratio, which can be deemed an offering price for ATI's securities, was determined arbitrarily and solely by ATI and Aztek's
Boards of Directors.   ATI's board members who approved the arbitrary exchange
ratio are also directors of Aztek and because they own Aztek's outstanding shares, ATI's board members will benefit from a slight increase in their share of the surviving company. In establishing the exchange ratio or offering price, the Boards considered such matters as Aztek and ATI's limited financial resources and the general condition of the securities markets. The exchange ratio of the Merger should not, however, be considered an indication of ATI's actual value. For a detailed description of why the Merger is in the best interest of ATI's shareholders, see "Reasons for the Transaction" at page 11.


     DIMINISHED PERCENTAGE OWNERSHIP. Non-affiliates, people or entities that do not control ATI or are not under common control with ATI, presently own approximately 53% of the outstanding shares of ATI. As a result of the Merger, these same shareholders' percentage interest will decline to 50.97% of the outstanding shares. Since Aztek presently has no operating business, one net effect of the Merger will be to convey a small equity interest in ATI's business to ATI affiliates.


     OPERATING HISTORY. Aztek has no operating history. Aztek was incorporated in 1994 but has been dormant since its inception. Following the merger, Aztek will assume ATI's business activities.

     CHANGE IN BUSINESS FOCUS. ATI has discontinued sales of its aging software products to businesses and municipalities. After the Merger, Aztek will focus ATI's business operations on developing a new suite of software products using new software that Aztek has licensed from IBM. Aztek will also employ a merger or acquisition strategy to obtain new products and penetrate new markets.

     DISCONTINUANCE OF PRIMARY PRODUCT. ATI'S products consist solely of computer programs developed by ATI's predecessor, ResponseWare Corporation. The products were discontinued because they cannot take advantage of personal computer environments and were too expensive to maintain. As a result, net sales decreased 26% from $459,937 in the fiscal year ending 1997 to $339,784 in the fiscal year ending 1998. Sales decreased 13% from $528,922 in the fiscal year ending in 1996 to $459,934 in 1997.

     Even though ATI is not selling new ResponseWare products, it continues to earn revenue by servicing, supporting, and developing product enhancements (software upgrades) for the ResponseWare product line. ATI is contractually obligated to provide maintenance services for the products already sold for which customers pay an annual fee. For those customers who are not parties to an annual service contract, ATI provides support and receives compensation on a time and material basis. Support and maintenance of ResponseWare products currently generate approximately 90% of ATI's revenues. For more information see "ATI Management's Discussion and Analysis" at page 41.

     RISKS OF DEVELOPING NEW SOFTWARE. Aztek intends to develop an entirely new suite of software products to replace ResponseWare's obsolete products. Designed for use in local government operations, the new products are system designs that allow for rapid and controlled product customization. They consist of modules that facilitate local government functions as stand alone departmental systems or integrated solutions with other Aztek or third party applications. The designs allow each component to reside separately or together in various computer systems throughout the enterprise such that an application can run alone on a personal computer, or enterprise-wide applications can operate together via a central server. The new products will be based on software licensed to Aztek by IBM.

     Since the software products are new, untested, and potentially unstable, Aztek cannot guarantee their viability. Product releases are subject to delays that could result in lost sales to potential new customers and lost revenues from existing customers that move to other vendors before the new products are completed. Acquisitions will also affect new product development. Aztek must design its products in such a way that the products can be integrated with those acquired through acquisitions of companies. For more information on new products, see "ATI Management's Discussion and Analysis" at page 41.


     EXPECTATION OF LOSSES. Aztek's management and ATI's management believe Aztek, with its software and services, will be a profitable enterprise in the future. However, Aztek anticipates experiencing future operating losses resulting primarily from marketing and recruitment of Value Added Resellers ("VARs") and associated training costs. ATI has operated at a loss for several years. To limit and reverse anticipated operating losses, Aztek must successfully develop its distribution network of VARs in the United States and Canada.

    WORKING CAPITAL REQUIREMENTS. After the Merger, Aztek will require a substantial investment in working capital, principally to finance its marketing activities, recruitment of VARs, hardware and software development, and to increase its existing staff. ATI's working capital balance as of December 31, 1998, was C$ -475,542. ATI unsuccessfully attempted to raise one million dollars in an offering. Without additional capital generated from the sale of Aztek's stock, or from operations, Aztek will be unable to fund its business, offer its services on an extensive basis, or expand its business.

    Aztek will require a minimum of nearly $400,000 in working capital over the next twelve months. There can be no assurance that capital from private and public offerings will be available, or if available, can be obtained on terms advantageous to Aztek. If Aztek is successful in effecting a private placement, the capital it raises will be sufficient to meet its expected working capital needs for the following twelve months. If Aztek is unable to raise sufficient capital either externally or from operations it will not be able to sustain its operations. Aztek will have to reduce expenditures to keep in line with existing revenues generated by maintenance and customized service contracts currently in place. For more information on ATI's efforts to raise additional capital, see the subsection "Current Business Status" at page 34.


    DEPENDENCE ON KEY PERSONNEL. Aztek's board of directors consists solely of ATI's directors and one relative of an ATI director and they will continue to serve as Aztek's directors after the merger. ATI's officers are also Aztek's officers and will continue in their capacities as officers of the surviving company. Aztek and ATI are both dependent on the continued services of certain key management personnel, particularly Mike Sintichakis, chairman of the board and president of both ATI and Aztek. The loss of Mr. Sintichakis' services could significantly impact Aztek's future operations and its ability to one day become profitable. Neither ATI nor Aztek has a key man life insurance policy on Mr. Sintichakis. After the Merger, Aztek's growth and profitability will depend upon its ability to attract and retain skilled managerial, marketing and technical personnel.


     INDEMNIFICATION OF DIRECTORS AND OFFICERS. The articles of incorporation for both Aztek and ATI indemnify directors and officers of each and allow for Aztek and ATI to secure insurance for the liability of their respective directors and officers.

     NO PUBLIC MARKET FOR SHARES. At the present time, no public market exists for Aztek's Common Stock and no market will, in fact, develop after completion of the Merger. Although ATI's Common Stock is traded on the Vancouver Stock Exchange, the daily volume is approximately 887 shares. Upon receiving shareholder and regulatory approval of the Merger, ATI will voluntarily seek de-listing from the Vancouver Stock Exchange. Aztek's shares will not be listed on the Vancouver Stock Exchange.

     ATI's listing on the OTC Bulletin Board is relatively recent, and no reliable historical data exists upon which to project daily trading volume of ATI's Common Stock. After the Merger, Aztek will seek to have its shares listed on the OTC Bulletin Board but will not apply to have its shares listed on any exchange. Aztek will implement is acquisition plan described elsewhere in this Joint Proxy Statement-Prospectus. Once Aztek is qualified, it will seek listing on the Nasdaq SmallCap.

     NO DIVIDENDS. Neither Aztek nor ATI has paid any dividends to date and Aztek has no plans to pay dividends in the foreseeable future.

     LIMITED RESOURCES AND NEED FOR ADDITIONAL FINANCING. Other than the proceeds from an anticipated offering and possible future revenues from the sale of Aztek's services, Aztek does not at this time, and may not in the future, have any additional sources of funds such as operating funds or significant credit arrangements, from which to pay the costs of its proposed
operations.   Aztek cannot assure it will be able to raise additional capital in the future to support its operations, either from operations or from external sources.

    GENERAL RISKS ASSOCIATED WITH ACQUISITIONS. Aztek will use money raised in its anticipated offering for acquisitions, completion of products under development, financing expenses, marketing and working capital. Moreover, inherent risks associated with the acquisition plan include several factors: acquisition targets tend to be small privately owned companies for which material information is unavailable prior to the acquisitions; the size of each acquisition is small such that substantial due diligence is cost-prohibitive; Aztek cannot assure that acquired companies will be free of problems with their staffs, products or clients and Aztek can give no assurances that financial projections associated with the acquisitions will be accurate.

     An additional risk is that clients may not easily make the transition from the acquired companies' products to Aztek's products. These clients may have relationships with the particular company to be acquired and the clients may choose not to develop new relationships that would come with the change in management associated with the acquisition. Moreover, as new products are developed after such acquisitions, Aztek may cease supporting the older antiquated products such that the acquiree's existing clients may find themselves with obsolete products. In that case, the client might not upgrade to the new products and ultimately stop doing business with Aztek.

     ATI experienced such problems with its acquisition of Helix Technologies Limited ("Helix").

Helix generated revenues from time and materials in consulting and custom programming, but did not have its own proprietary products. Since ATI did not have additional financing, ATI focused its limited resources on servicing contracts assumed in its acquisition of ResponseWare Corp at the expense of sustaining Helix or developing new opportunities for Helix. Thus, Helix's business activities dwindled. For more information on pending acquisitions, see "Aztek Management's Plan of Operation" at page 26.


     RISK ASSOCIATED WITH PENDING ACQUISITIONS. ATI was negotiating to acquire Concord Consultants Ltd., Municipal Hardware Systems Ltd., and Qdata Software Inc. The principals of these three companies have ceased negotiations pending the Merger and a subsequent Aztek offering. After the Merger, Aztek may again open negotiations for the three acquisitions. The target companies are software designers and vendors. The acquisitions are dependent on Aztek 's ability to raise additional money in an offering or offerings after the Merger. ATI has been unable to raise additional capital in the past year and Aztek cannot guarantee that it will be able to raise money in the near future.


    Aztek intends to complete due diligence investigations of the three targets prior to completing the acquisitions, but Aztek can give no assurance that the targets will be free of problems with their staffs, products, or customers.
To the extent the targets provide financial projections, Aztek can give no assurance the projections will be accurate. Moreover, Aztek can give no assurance that the target companies' clients will migrate from the targets' proprietary products to Aztek's products.


     DEBT TO AFFILIATES AND DEBT TO THIRD PARTIES. Pursuant to the Merger, Aztek will assume all of ATI's outstanding debt. Trade accounts payable are interest-free, the royalties payable are without interest, and the current liabilities to officers and directors are without interest. ATI currently has long-term debt of approximately C$189,054, all due to affiliates interest free. ATI has an accounts payable balance of C$357,211 and total debt of C$771,675.


     ATI's debt to IBM remains outstanding. The debt is C$100,000 which is substantial relative to ATI's balance of total assets of C$109,996 as of March 31, 1999. Payable over ten months, ATI was scheduled to begin repayment in December 1997. ATI is attempting to re-negotiate a revised payment schedule but the risk remains that IBM may collect at some point. IBM has agreed to wait until ATI completes an equity offering to collect royalties due. ATI has a good working relationship with IBM as shown in IBM's willingness to enter into a licensing agreement for new software in July 1998.

     SUBSTANTIAL COMPETITION. ATI currently competes in a rigorous and demanding business environment. The primary competition comes from small to mid-sized municipal government marketers, regional vendors, specialized departmental solution providers and in-house developed systems. Approximately 100 significant regional software vendors are in the United States and approximately 10 significant regional software vendors are in Canada. Aztek and ATI expect competition to increase in the foreseeable future, which may or may not impact Aztek's profitability after the Merger.


     HTE Inc. and American Management Systems are the largest competitors and are dedicated to the government sector with annual sales in excess of US$100 million and US$300 million respectively. These companies are the leading suppliers of government systems in the US and their products consist of complete suites of integrated modules to address enterprise wide issues for local governments. They have also moved to client/server oriented software development. For additional information, see "Competition" at page 32.

     VOTING CONTROL BY INSIDERS. Aztek's articles of incorporation and ATI's articles prohibit cumulative voting in electing directors. Aztek's directors are presently the largest stockholders in ATI and all of ATI's directors presently serve on Aztek's Board of Directors. In this regard, Mr. Mike Sintichakis, president and director, will continue to be the largest single shareholder. Mike Sintichakis, his wife and son will beneficially own approximately 40% of Aztek's outstanding shares. As a result, they will have voting control and be able to control Aztek and direct its affairs and business. Such concentration of ownership may also delay, defer or prevent a change in control of Aztek.


     CHANGE IN DOMICILE.     As a result of the change in domicile,
shareholders in the surviving Nevada entity will not enjoy certain corporate governance rights that they enjoy as shareholders of ATI as a British Columbia company. Under Nevada law, Aztek will be required to have its annual shareholder meeting at least every eighteen months instead of every thirteen months as British Columbia law requires. The required notice will change from twenty-one days' notice to ten days' notice. Whereas ATI previously had to have its annual meetings in British Columbia, Nevada law will permit the surviving company to have its meetings anywhere allowed by the its bylaws. Currently under British Columbia law, ATI shareholders owning an aggregate of at least 1/20 of the outstanding shares of ATI may compel the directors to call a shareholders' meeting, but after the merger and under Nevada law, shareholders will have no such right.

     As a result of the change in domicile, shareholders will no longer have a right to see and copy a register of any debts to officers exceeding $5,000, as they now do under British Columbia law. Under Nevada law, shareholders will no longer have the right to appoint an auditor as they do under British Columbia law.

     Under British Columbia law, a 3/4 majority vote of the shares outstanding is necessary to sell, lease or otherwise dispose of the business. Under Nevada law, only a majority vote of the shares outstanding at a meeting, called specifically to vote on that issue, is sufficient to sell or dispose of the business. Under British Columbia law, a 3/4 majority vote of the shares outstanding is required to split or consolidate ATI's stock whereas under Nevada law, the directors may split or consolidate the shares without a shareholder vote. Under British Columbia law, 3/4 of the outstanding shares of ATI must vote in favor of an amendment to the company's articles whereas under Nevada law, only a majority vote of the outstanding shares must vote in favor of such an amendment.

     Under British Columbia law, where a company's shares are held in escrow under and escrow agreement and cancelled, the company cannot return cash, property or other consideration unless 3/4 vote of the shares outstanding approves the action. The concept of escrow shares is a Canadian concept and the Nevada corporate law contains no such provisions.

     Under British Columbia law, a company is required to obtain a 3/4 majority shareholder vote to create, define, attach, vary or abrogate any special rights to any shares. Under Nevada law, if the articles so provide, the directors may prescribe classes and series. Moreover, the directors may prescribe the voting powers, distinguishing designations, preferences, limitations, restrictions and relative rights of each class or series of stock. Regardless of the articles of incorporation, the directors may take action to protect the interests of the corporation and its stockholders by adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

                                 THE TRANSACTION

     Aztek has entered into an agreement with ATI whereby each one outstanding share of ATI Common Stock will be exchanged for one common share, par value $.001 of Aztek resulting in all shareholders of ATI becoming shareholders of Aztek. The transaction is subject to regulatory acceptance and the approval of the shareholders of ATI and all regulatory bodies having jurisdiction over Aztek.

                            TERMS OF THE TRANSACTION

BACKGROUND OF THE TRANSACTION


     ATI and Aztek's principal, Mr. Mike Sintichakis, concluded that ATI would be in a better position for growth and expansion if it were a U.S. Company. After conferring on the matter, the board resolved to change ATI's domicile. At Mr. Sintichakis' suggestion, since ATI had already formed a U.S. corporation, the board concluded that it would be appropriate to merge ATI into the dormant corporation. On June 30, 1998, Aztek's Board officially approved the acquisition of ATI in a one-for-one exchange. Although changes in domicile are commonly effected by merging with a wholly-owned subsidiary, ATI's directors resolved to merge ATI with a company in which the directors had already purchased shares. ATI formed Aztek in 1994 and subscribed for shares but did not purchase any shares because it had little cash. In anticipation of the Merger, ATI's directors purchased an aggregate of 97,975 shares of Aztek for a total of $60,000 to provide working capital to Aztek for its initial expenses in effecting the merger. The $.61 per share purchase price was the market price of ATI's shares on the Vancouver Stock Exchange on June 24, 1998. As a result of purchasing the shares, ATI's directors will increase their ownership in the combined company by an aggregate of 2.03% above what would have been their stake had ATI merged with a wholly-owned subsidiary. For the benefits of operating as a U.S. company, see "Reasons for the Transaction" below. The only agreement to which Aztek and ATI are parties is the Merger Agreement.


TERMS OF THE ACQUISITION AGREEMENT

     The Merger Agreement provides for ATI to merge into Aztek with Aztek being the surviving corporation. Each outstanding share of ATI's common stock will be automatically converted into the right to one share of Aztek's Common Stock. The Merger Agreement calls for Aztek to issue its shares in exchange for each outstanding share of ATI on a one-for-one basis. All assets and liabilities of ATI will pass to Aztek on the completion of the Merger. Except for Mr. Sintichakis, the directors and officers are required by the Merger Agreement to resign from ATI at the completion date. They have already been duly elected as the directors and officers of Aztek.

TREATMENT OF ESCROW SHARES


     Under the Merger Agreement, Aztek will issue certain Escrow Shares such that the holders of ATI escrow shares will receive Escrow Shares in Aztek's Common Stock with the same rights that existed prior to the Merger. Under Canadian law, escrow shares are a creature of statute while Nevada law has no such provisions. Nevertheless, the same rights and obligations will attach to the Escrow Shares under contractual principles. Of the total shares of ATI Common Stock outstanding, 354,000 shares are escrow shares. The escrow shares will be released to their owners at the rate of 1 share for each $0.31 of cash flow from operations. Shares not released prior to September 17, 2001 will be canceled and treated as authorized but unissued shares.


REASONS FOR THE TRANSACTION


     Aztek and ATI's boards of directors considered many factors in the Merger including the economic, financial, legal and market factors. The main reason for the Merger is to change ATI's domicile from Canada to Nevada. Typically, companies change their domicile by forming a new corporation in the desired state and merging the operating company into the new corporation. Rather than form a new corporation to carry out the Merger, ATI's management chose to merge the company with Aztek, a dormant company that management already controlled. Although the Merger Agreement provides for an exchange ratio that slightly diminishes the percentage interest held by ATI non-affiliates, ATI's board concluded that the Merger is in the best interests of ATI's stockholders. Through the Merger, Aztek will acquire an existing operating entity and move from being a dormant corporation to an active corporation. Aztek will own all of ATI's assets, receive all ATI's revenues, if any, and will also assume all of ATI's accrued liabilities, accounts payable and operating expenses.


     Management believes that additional financing potential is inherent in expansion into the U.S. market. The surviving company will be able to attract more investment capital as it continues to grow. Investors tend to be more cautious with respect to investing in foreign companies partly because they have less access to information and because such foreign companies may be subject to less stringent accounting rules. Though ATI is currently a fully reporting company under the Securities Exchange Act of 1934, investors still tend to perceive that they enjoy less protection when investing in a foreign company. Future investors in Aztek can be confident that they are investing in a company that is subject to U.S. accounting procedures which tend to be more strict than those of non-U.S. domiciles. While the percentage interest of ATI's shareholders will be diluted in the Merger, ATI's management believes the Merger will create greater opportunities for the surviving company and benefit ATI's shareholders. Without access to additional capital, management believes ATI will continue to be strangled by a lack of funds for any future growth.

     The surviving entity's capital structure aligns management's interest with that of the shareholders. Management purchased the shares to provide start-up capital to Aztek for basic organizational costs.

     An additional reason for the transaction is that upon the effective date of the Merger, the investors in ATI will benefit from an immediate increase in per share book value from $-0.32 to $-0.28 (a gain of $.04 on the net tangible book value) from the net tangible book value of their ATI Common Stock when compared to the resulting net tangible book value of Aztek's Common Stock after the Merger.

     Currently, ATI is subject to different trading rules and requirements by virtue of its shares being traded on Canadian exchanges and the OTC Bulletin Board. Aztek will apply to have its shares traded on the OTC Bulletin Board and ATI's shares will be de-listed from the Vancouver Stock Exchange. As a result of the Merger, Aztek will no longer be subject to different trading rules requirements.

CONDITIONS TO THE MERGERr

     The obligations of Aztek and ATI to effect the Merger are solely and jointly subject to a number of conditions including, among other things, receipt of ATI stockholder and regulatory approval.

REQUIRED REGULATORY APPROVALS

     ATI's shares are currently listed on the Vancouver Stock Exchange ("VSE") and the Merger is subject VSE approval. If such approval is not granted, ATI will voluntarily seek de-listing and proceed with the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of ATI's management and board of directors have interests in the Merger in addition to their interests as stockholders of ATI generally. Those interests relate to a nominal 2.03% increase in the directors' and officers' percentage share of ownership in the surviving company relative to their percentage share of ownership in ATI before the Merger.

COMPARATIVE PER SHARE DATA

     The following table sets forth the historical book value, cash dividends declared per share and income or loss per share of Aztek after giving effect to the Merger. The information presented should be read in conjunction with such pro forma combined financial information and notes thereto and the separate historical consolidated financial statements of Aztek and ATI and notes thereto appearing elsewhere in this Joint Proxy Statement-Prospectus. The foreign currency exchange rate applied to the table for the end of the period is US $ 1 = C $ 1.50 and the average exchange rate for the period is $ US 1 = C $1.50.

                                                              June 30   March 31,
                                                                1998      1999
                                                              ----------------
                                                              (In U.S. Dollars)
Aztek
  Historical
    Book Value per Share                                       $0.49     $0.49
    Cash Dividend per Share                                        -         -
    Income (Loss) per Share, from Continuing Operations            -         -
  Pro forma
    Book Value per Share                                     $(0.12)   $(0.17)
    Cash Dividend per Share                                        -         -
    Income (Loss) per Share, from Continuing Operations       (0.12)    (0.06)
ATI
  Historical
     Book Value per Share                                     $(.16)   $(0.21)
     Cash Dividend per Share                                       -         -
     Income (Loss) per Share, from Continuing Operations      $(.12)   $(0.07)
  Equivalent
  Book Value per Share                                       $(0.15)   $(0.21)
  Cash Dividend per Share                                          -         -
  Income (Loss) per Share, from Continuing Operations        $(0.12)   $(0.07)

                           DESCRIPTION OF SECURITIES


     Aztek's authorized capital stock consists of 100,000,000 shares of Common Stock, $.001 par value. 2,051,109 previously unissued shares of Aztek are being registered pursuant to a registration statement on Form S-4 and issued pursuant to this Joint Proxy Statement-Prospectus. Aztek's existing shareholders are not offering their shares as part of the transaction. 97,975 shares of Common Stock were outstanding as of March 31, 1999, and held of record by six shareholders. Immediately following the Merger and upon the tender of all of ATI's shares, 2,149,084 shares of Common Stock will be outstanding and held of record by approximately three hundred forty-seven shareholders.


     The holders of Aztek's Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders and to receive ratably dividends when and as declared by the Board of Directors from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Aztek, holders of its Common Stock are entitled to share ratably in all assets available for distribution to stockholders after payment of all liabilities. No preemptive, subscription, or redemption rights relating to the Common Stock exists. No cumulative voting rights exist for the election of directors for Aztek's Common Stock. Aztek has no preferred shares.

                    MATERIAL DIFFERENCES WITH RESPECT TO THE
                          RIGHTS OF SECURITIES HOLDERS

ANNUAL MEETINGS

     Under Nevada law, annual meetings must be held within eighteen-month intervals and the company must notify the shareholders at least ten days but not more than sixty days before the meeting. A company can cease delivering notices of meetings, if notices for the prior two years, and at least two dividend or interest payments for the prior one year have been returned undeliverable. British Columbia law requires a corporation to hold an annual meeting at least once a year and not more than thirteen months after the prior annual meeting. If a corporation fails to hold such a meeting, a shareholder can apply to the court for relief. British Columbia law requires ATI to give notice of a meeting at least 21 days in advance of the meeting, but the record date cannot exceed 49 days before the date on which it will take an action.

     British Columbia law requires annual meetings to be in British Columbia whereas Nevada law requires the annual meeting to held where specified in the bylaws. Thus after the Merger, Canadian stockholders may be less able to attend annual meetings. Under British Columbia law, shareholders owning an aggregate of at least 1/20 of the outstanding shares of ATI may compel the directors to call a meeting. Nevada law contains no comparable provision. As a reporting company, British Columbia law requires ATI to provide an income statement, a balance sheet and statement of surplus for two years at the annual meeting. ATI must also send financial statements to all shareholders. Nevada law contains no comparable provisions.

     ATI's annual meetings must be in British Columbia. ATI has specific provisions for the conduct of meetings. If special business will be considered at a meeting, ATI must inform shareholders that the document describing such special business is available for inspection. ATI's articles do not provide for a record date to determine shareholders entitled to vote or receive a distribution.

    Pursuant to Aztek's bylaws, annual meetings can be anywhere and notice must comply with the 10 day/60 day statutory rule. Aztek's bylaws have no specific provisions for the meetings. For special actions taken at a shareholder meeting, Aztek must provide a copy of the relevant document in the notice, or provide a summary of the document or action to be taken. A quorum is the majority of outstanding shares represented in person or by proxy. Aztek may set record dates less than seventy days before an action to determine shareholders entitled to vote or receive a distribution. The record dates depend on the action to be taken and are as follow: for an annual or special meeting, the day before the first notice to shareholders; for meetings demanded by shareholders, the date of the first demand; for actions taken without a meeting, the date any shareholder signs a consent; for a distribution, the date the directors authorize the distribution. Aztek's bylaws permit shareholders to take action without a meeting if shareholder consents are signed by one or more shareholders holding a majority of the shares.


                  TRANSACTIONS REQUIRING SHAREHOLDER APPROVAL

    Under Nevada law, to amend the articles of incorporation, a majority of the voting power must vote in favor of the amendment, unless the articles of incorporation require a greater proportion of votes. Nevada law requires a vote by a majority of the voting power of the shares to renew the company's charter. Stockholders holding at least a majority of the voting power must approve by written consent the execution and filing of a certificate to revive the company's original or amended charter. Under Nevada law, if it has a majority of the voting power at a stockholders' meeting called for that purpose, a company may sell, lease, or exchange all of its property and assets, including its good will and its corporate franchises. However, no vote is necessary to transfer assets by way of mortgage, or in trust or in pledge to secure indebtedness of the corporation. Stockholders entitled to vote must approve a dissolution of the corporation.

    Under British Columbia law, shareholders must approve the appointment of an auditor at each annual meeting. Under British Columbia law, a 3/4 majority vote is required for several corporate actions and is referred to as a "special resolution." A company needs a special resolution for the following transactions: to dispose of the company's business, change its articles, change its business purpose or change its name; create, define, attach, vary or abrogate special rights to any shares; return any cash, property, or other consideration paid to it for any shares unless the return of the shares is pursuant to an escrow agreement approved by special resolution before the allotment of the shares; split or consolidate its stock; or to change the par value of its shares.

     British Columbia law requires a special resolution to approve a business combination agreement and for a compromise or arrangement between a company and its creditors or a company and its shareholders.

     By the shareholder vote required in its articles, or by a 3/4 majority shareholder vote in the absence of such a provision, a company can increase its authorized capital by creating shares, increasing the number of shares or increasing the shares' par value. A 3/4 majority shareholder vote of a particular class must consent to any interference or prejudice of any right or special right if that right is attached to that class of shares and that right is affected differently from those attached to another series of the same class.

     A company must have a special resolution to provide any financial assistance to certain persons as permitted under British Columbia law. Under the law, a company can give money to trustees to subscribe for or purchase shares or debt obligations for a bona fide employee's or affiliate's benefit. A company may also provide financial assistance to its bona fide full time employees or affiliates to enable them to purchase or subscribe for shares or debt obligations.

     As set forth elsewhere in this Joint Proxy Statement-Prospectus, the directors of ATI hold options to purchase shares of ATI Common Stock.
Under British Columbia law, the shareholders of ATI Common Stock must approve the directors' exercising their shares. No such provision exists under Nevada law.

     VOTE REQUIRED FOR SHAREHOLDER ACTIONS

     Under Nevada law, action by stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. British Columbia law requires a simple majority vote of outstanding shares in person or by proxy to pass an ordinary resolution. The law also allows shareholder action by consent in lieu of a vote if at least 3/4 of the shares entitled to vote, vote in favor of the resolution. As discussed above under "Transactions Requiring Shareholder Approval," a 3/4 majority vote is required to pass any special resolution. Neither company's governing rules provides for preemptive rights.


     QUORUM REQUIREMENTS FOR SHAREHOLDERS' AND DIRECTORS MEETINGS

    Under Nevada law, a majority of the voting power, including that present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum. A majority of the directors then in office at a meeting duly assembled constitute a quorum at a directors' meeting. Under Aztek's bylaws, quorum requirements for shareholders' meetings are the same as under the statute, but a majority of the number of directors fixed by the bylaws constitutes a quorum for directors' meetings.

    Generally under British Columbia law, two persons at a meeting constitute a quorum, however, as a reporting company, at least one person holding or representing by proxy at least 1/3 of the shares affected constitute a quorum for a meeting. Under ATI's articles, a quorum for transacting business at a general meeting is two persons. British Columbia law has no requirements for a quorum at a directors' meeting. Under ATI's articles, a quorum for a directors' meeting is fixed by the directors and if not so fixed, is a majority of the board.

     DISSENTERS' RIGHTS OF APPRAISAL

          NEVADA LAW

     Under Nevada law, a stockholder may dissent from and obtain the fair value of his shares in the event of any of the following corporate actions:

* Consummation of a merger plan if stockholder approval is required and the shareholder is entitled to vote on the merger, or if the company is a subsidiary and is merged with its parent;

* Consummation of an exchange plan where the company will be acquired if the shareholder is entitled to vote on the plan;

* Any corporate action pursuant to a shareholder vote if the articles, bylaws or a directors' resolution permits stockholders to dissent and obtain payment for their shares.

    The dissenting stockholder cannot challenge the corporate action unless the action is unlawful or fraudulent. Stockholders have no right of dissent if the shares were listed on a national securities exchange, included in the national market system by the NASD, or if the shares were held by at least 2,000 stockholders of record. An exception exists where the articles provide otherwise. A second exception exists where the stockholders are required to accept for their shares anything except cash or owner's interests in the surviving or acquiring entity, an entity listed on a national securities exchange in the national market system by the NASD, or an entity held of record by at least 2,000 holders, or a combination of these factors. Stockholders of the surviving company in a merger have no dissenting rights if the merger does not require stockholder action.

     A notice of dissenters' rights must be sent with the notice of the meeting where the vote will take place. For actions taken by consent, the company must send the dissenters' notice and a notice that the action was taken. A dissenting shareholder must notify the company of his or her dissent in writing before the vote is taken and is prohibited from voting in favor of the proposed action. Otherwise the dissenting shareholder is not entitled to payment for his or her shares. If a proposed action creating dissenters' rights is authorized at a stockholders' meeting, the company must deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights within 10 days of effecting the corporation action.
The notice must state where the demand for payment must be sent, when and where certificates are to be deposited, and it must inform holders not represented by certificates to what extent the transfer of shares will be restricted after demand for payments is received. The company must supply a form for demanding payment that includes the date of the first announcement to the news media or stockholders of the terms of the proposed action. The form must require that the person asserting the dissenter's rights certify whether or not he or she acquired beneficial ownership before that date. The notice must set a deadline when the corporation must receive the demand for notice.

     The stockholder must then demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice of this certification and deposit his or her certificates, if any, in accordance with terms of the notice. The stockholder who complies retains all other rights of a stockholder until those rights are canceled or modified by the company's taking the proposed action. The stockholder who fails to demand payment or deposit his or certificates where required by the date set forth in the dissenter's notice forfeits his or her payment.

     The company can restrict the transfer of shares not represented by a certificate from the date the demand for payment is received. The company must pay the dissenter within 30 days the amount the company estimates to be the fair value of the shares plus accrued interest. The company must include with the payment a copy of its balance sheets as of the end of a fiscal year ending not more than 16 months before the payment date, an income statement for that year, a statement of changes in stockholders equity for that year, and the latest available interim financial statements. The company must also provide a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of dissenter's rights to demand payment and a copy of the Nevada Revised Statute &ordm;&ordm; 92A.300 - 92A.500, inclusive.

     Unless the beneficial shareholder owned the shares before the date set forth in the dissenter's notice as of the date of the first announcement to the news media or to the stockholder of the terms of the proposed action, the corporation may withhold payment from a dissenter. If the company withholds payment, it must estimate the fair value of the shares, plus accrued interest and offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his
demand.    The company must send with its offer a statement of its estimate of the fair value, and explanation of how interest was calculated and a statement of the dissenter's right to demand payment.

    A dissenter can notify the company of his or her own estimation of the fair market value of the shares and demand payment of this amount less any money already paid if he believes the amount offered by the company is less than the fair value of the shares. The dissenter must do so within 30 days. After receiving such a demand, if the amount remains unsettled, the company must commence a proceeding within 60 days in the district court in the county of its registered agent to determine the value of the shares, or pay the amount the dissenter demands. All parties with unsettled demands become parties to the proceeding, the court appoints an appraiser, and issues a judgment for the amount the court finds to be the fair value of the shares payable to the shareholders. The corporation must pay the court costs unless the dissenters acted arbitrarily, vexatiously or in bad faith and the court may impose fees for counsel and experts in equitable amounts against the respective parties.
In some cases, dissenter's counsel fees may come from the funds awarded in the judgment.

           BRITISH COLUMBIA LAW

     Under British Columbia law, if a company passes a resolution to which a shareholder may dissent, the company must notify the dissenting shareholder of its intention to act and advise the dissenting member of his or her rights. The dissenting shareholder has the right to compel the company to purchase his or her shares by delivering a notice of dissent within 14 days of the notice of the company's intention to act. The dissenting shareholder may apply to a court to compel the company to purchase the dissenting shareholder's shares. The price of the shares is the fair value the day before the date on which the resolution was passed.

     CUMULATIVE VOTING

     Nevada law permits cumulative voting if provided for in the company's articles, but the shareholder must notify the company's president or secretary in writing of his or her intention to vote cumulatively. Aztek's bylaws specifically prohibit cumulative voting. British Columbia law does not contemplate cumulative voting, but ATI's bylaws permit cumulative voting.

     DIVIDEND REPAYMENT

     Under Nevada law, dividend payments, share redemptions and asset distributions all fall within the definition of a "distribution." A company can make a distribution so long as the distribution does not render the company insolvent. Moreover, the distribution must not cause the sum of the liabilities and the funds necessary to satisfy preferential rights upon dissolution to exceed the assets. Under British Columbia law, dividends, which may be paid by distributing cash, assets paid up shares, bonds or other debt obligations, may be paid out of the company's profits.

     PROXY REQUIREMENTS

     British Columbia has specific laws to regulate proxies. Only a shareholder of ATI common stock or his or her attorney may execute a proxy. In Nevada, the stockholder may authorize his officer, director, employee or agent to execute the proxy. British Columbia law provides that a proxy ceases to be valid after one year. Nevada law provides that a proxy expires after six months unless coupled with an interest, or unless the stockholder specifies a length not to exceed seven years. British Columbia. law requires ATI to send a proxy conforming to certain guidelines to each shareholder while Nevada law has no requirements for proxy contents. However, as a result of the merger, Aztek will be a successor to a company with securities registered under Section 12(g), and thus itself will become a reporting Company under Section 12(g). As such, the Company will be subject to the proxy rules under Section 14 of the Securities Exchange Act of 1934.
Finally, under British Columbia law, directors may require proxies to be delivered a maximum of 48 hours in advance of a meeting.

     EXAMINATION OF RECORDS

     British Columbia law requires ATI to keep at its office the following registers of the following items: members (shareholders); directors; debenture holders; debentures; indebtedness; allotments; minutes of general meetings; minutes of directors; and several other documents. British Columbia also requires ATI to keep accounting records of all transactions. Directors and former directors may examine the corporate records and take extracts of those records without charge. Shareholders may examine records and take extracts without charge with the exception of directors' minutes, documents approved by the directors in the preceding ten years and mortgages. Under British Columbia law, ATI cannot close its stock ledger to stockholders. As a reporting company, shareholders may take copies of the same records for C$.50 or less, but in some cases C$.50 per page. Moreover, any person can extract the same record as shareholders except minutes of meetings. The cost is C$.50 or less per document and in some cases C$.50 per page.

     Nevada law only requires Aztek to retain its articles, bylaws and stock ledger at its office. Stockholders may copy the articles, bylaws, amendments and stock ledger if they have been stockholders of record for six months preceding the demand, or are authorized by the shareholders of at least 5% of the outstanding shares. However, Aztek's bylaws provide that at least ten days before a meeting, a list of shareholders entitled to vote must be compiled and made available for inspection. The bylaws also permit a shareholder to inspect and copy resolutions creating different classes of stock, minutes of shareholders' meetings and actions without meetings, communications to shareholders within three preceding years, the names and addresses of current directors, and the most recent annual report. For a proper purpose a shareholder may inspect minutes of directors' meetings, accounting records and the record of shareholders. In Nevada, persons must own at least 15% of the outstanding shares to examine the financial records. The shareholder making the demand bears all costs and must sign an affidavit that such inspection is not desired for any purpose not related to his interest as a stockholder.

Under Nevada law, Aztek may impose a reasonable charge.

     DIRECTORS

     Under British Columbia law, a majority of directors must be Canadian and at least one director must be a resident of British Columbia. Directors are jointly and severally liable for losses suffered as a result of the corporation losing money by selling shares for less than par value, or for selling shares issued where consideration has not been fully paid. Shareholders have a right to at least 56 days advance notice of an election for directors. Shareholders owning ten percent or more of the outstanding shares have a right to nominate for directors. British Columbia law has a "bad boy" statute that precludes a person from serving as a director if he or she is an undischarged bankrupt, has been convicted in connection to dealings with a corporation, or for fraud. If the company is a reporting company, a person who has had a registration cancelled cannot be a director. British Columbia corporate law also contains a provision that makes insiders liable for acting on confidential information at the expense of the value of the securities.

     OFFICERS

     British Columbia law requires a president and secretary and they cannot
be the same person.   British Columbia law permits but does not require
election of officers. However, ATI's bylaws grant the directors the right to appoint the officers. The duties of a secretary to maintain the records of the corporation are set forth under Canadian law.

     Nevada law requires a president, a secretary and a treasurer, and one person can serve in all offices. Officers are appointed by the directors.

     Aztek's bylaws provide for a president, secretary and treasurer. ATI's bylaws do not designate specific officers. Its president, among other things, presides over meetings of the shareholders.

     ARTICLES AND BYLAWS

     The following discussion explains differences in both companies corporate governance documents to the extent they have not been discussed thus far. ATI has authorized 100,000,000 shares no par value. The number of directors is determined by the directors. If the directors fail to determine a number of directors, the number to be elected is the same as the number of directors whose terms expire and directors may appoint additional directors. ATI's articles provide for mandatory indemnification of directors and the secretary, and permissible indemnification for officers other than the secretary. A director may only be removed by other directors and only for an indictable offense and the directors fill any vacancies. ATI's board may appoint an Executive Committee that have the powers vested in the board except to fill vacancies, or change the membership of the Executive Committee. Directors can declare dividends without giving notice to shareholders.

     Aztek has authorized 100,000,000 shares, par value $.001. It has four directors which may be increased to nine or decreased to one. Directors are elected by the shareholders. Aztek's bylaws prohibit cumulative voting and its articles provide for mandatory indemnification of directors and officers. Shareholders may remove one or more directors. Directors fill any vacancies in the board, except when the vacancy results from an increase in the number of directors in which case the shareholders fill the vacancy. Aztek's board may appoint committees but the bylaws do not specifically provide for an Executive Committee. The directors may amend the bylaws.

                         OTHER TERMS OF THE TRANSACTION

     ATI will merge with and into Aztek with Aztek being the surviving corporation. ATI, as of the date of the merger, will have 2,051,109 shares issued and outstanding. ATI's shareholders will receive one fully paid and non-assessable share of Aztek's Common Stock in exchange for each share of ATI stock he or she holds.

     ACCOUNTING TREATMENT. The Merger will be accounted for as a purchase transaction, in accordance with generally accepted accounting principles. The carrying value of ATI's assets and liabilities approximates their fair market value so that there will not be any adjustments to the carrying value of ATI's assets and liabilities reflecting their fair values at the date of the Merger.

     FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION. The Law Firm of Larson-Jackson has rendered its opinion on the tax consequences of the Merger. In the opinion of tax counsel, the following constitutes the material federal tax consequences of the Merger under U.S. law: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"); (ii) no gain or loss will be recognized by ATI or Aztek as a result of the Merger, (iii) no gain or loss will be recognized by a stockholder of ATI who exchanges all of such stockholder's ATI Common Stock solely for shares of Company Common Stock; (iv) the basis of shares of Company Common Stock to be received by a stockholder of ATI will be the same as the basis of the ATI Common Stock surrendered in exchange therefor; and (v) the holding period of the shares of Company Common Stock to be received by a stockholder of ATI will include the period during which the stockholder held the shares of ATI Common Stock surrendered in exchange therefor, provided that such ATI Common Stock is held as a capital asset by such stockholder at the Effective Date.

     Cash payments made to the U.S. residents who are holders of ATI Common Stock upon the exchange thereof in connection with the Merger for Dissenting Shares (other than certain exempt entities and persons) will be subject to a 31.0% backup withholding tax under federal income tax law unless certain requirements are met. Generally, Aztek will be required to deduct and withhold the tax upon the following events: (i) the stockholder fails to furnish a taxpayer identification number ("TIN") or fails to certify under penalty of perjury that such TIN is correct; (ii) the Internal Revenue Service ("IRS") notifies Aztek that the TIN furnished by the stockholder is incorrect; (iii) the IRS notifies Aztek that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31.0% backup withholding tax. Any amounts withheld in collection of the 31.0% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

     Each stockholder is encouraged to consult his or her own tax and financial advisors as to particular facts and circumstances which may be unique to such stockholder and not common to stockholders as a whole and also as to any estate, gift, state, local or foreign tax consequences arising out of the merger and/or any sale thereafter of Aztek common stock received in the merger.


     MATERIAL TAX CONSEQUENCES TO CANADIAN SHAREHOLDERS. The Canadian accounting firm BDO Dunwoody has rendered an opinion concerning the merger's tax consequences to Canadian shareholders, a copy of which is attached to this Joint-Proxy Statement Prospectus. Any gain or loss to Canadian shareholders will be a function of the fair value of Aztek's shares at the time of the Merger and the adjusted cost basis of the particular shareholder's ATI shares.

     After the merger, Aztek will be a "foreign affiliate" to any Canadian shareholder who owns 1% or more of Aztek's outstanding shares if that shareholder and all related persons own 10% or more of Aztek's outstanding stock. If that shareholder is a corporation, Aztek's status as a foreign affiliate will impact the taxation of dividends that Aztek pays to the shareholder.

    Aztek will be a "controlled foreign affiliate" of a Canadian shareholder if the Canadian shareholder meets the test that makes Aztek a foreign affiliate and one of the following four situations. First, it will be a "controlled foreign affiliate if it is controlled by the Canadian shareholder. Second Aztek will be a "controlled foreign affiliate if it is controlled by a Canadian shareholder and it is controlled by four or fewer Canadian residents including the shareholder. Third, Aztek will be a "controlled foreign affiliate" of a Canadian shareholder if Aztek is controlled by the Canadian shareholder and Aztek is controlled by four or fewer separate Canadian residents. Fourth, Aztek will be a "controlled foreign affiliate" of a Canadian shareholder if Aztek is controlled by a Canadian shareholder, and it is controlled by someone with whom the Canadian shareholder deals with, but not at arm's length. Finally, Aztek will be a "controlled foreign affiliate" of a Canadian shareholder if it is controlled by that shareholder and it is controlled by the shareholder himself and a person with whom that shareholder deals with but not at arm's length.

     If, after the merger, Aztek is a controlled affiliate of a Canadian resident certain, income will be taxed in Canada on a current basis. Such certain income is defined as passive investment income and income from certain services. Any Canadian shareholder of whom Aztek is a foreign affiliate or controlled foreign affiliate should seek professional advice regarding any tax consequences of the merger.

     Any Canadian shareholder of whom Aztek becomes an affiliate must file an annual information return within fifteen months of the taxation year. A shareholder of whom Aztek becomes a controlled affiliate may have to file additional information returns in respect of loans or transfers to Aztek by certain foreign Trusts or in respect of loans and transfers to those Trusts by Aztek

     Any dividends Aztek pays to a Canadian shareholder will be subject to a U.S. withholding tax equal to 5% of the gross amount of dividends if the shareholder owns at least 10% of Aztek's outstanding stock, or 15% of the gross amount in all other cases.

    Shares of Aztek will be considered "foreign property" for pension funds and certain tax exempt entities. These funds and entities are limited in the amount of "foreign property" they can own without incurring a special tax.

                  PRO FORMA COMBINED CONDENSED BALANCE SHEETS

     The following pro forma combined condensed balance sheets give effect to the proposed Merger. This statement combines Aztek and ATI's unaudited March 31, 1999, balance sheets and assumes the Merger was accounted for as a purchase. The terms of the Merger call for Aztek to exchange one share of its Common Stock for each ATI common share. The pro forma data does not purport to be indicative of the results that would actually have been reported if the Merger had been in effect or which may be reported in the future. This statement should be read in conjunction with the accompanying note, the pro forma combined condensed statements of income and the respective historical consolidated financial statements and related notes of Aztek and ATI included elsewhere herein. All figures in this pro forma combined balance sheet are in U.S. dollars. ATI's audited balance sheet included in this Joint Proxy-Statement Prospectus is reported in Canadian dollars. The currency exchange ratio applied to the following table is US$1 = C$1.5092.



CURRENT ASSETS
    Cash                                        $ 60,000       $  2,607        $ 62,607
    Receivables                                        0         31,542          31,542
    Prepaid expenses                                   0            103             103
                                                --------       --------       ---------
    Total Current                                 60,000         34,252          94,252
CAPITAL ASSETS                                         0         38,631          38,631
                                                --------       --------       ---------
TOTAL ASSETS                                    $ 60,000       $ 72,883       $ 132,883
                                                ========       ========       =========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accruals                        $ 0      $ 253,281       $ 253,281
Deferred revenue                                       0         66,504          66,260
Current portion of long-term debt                      -         66,260          64,500
Current portion of capital lease                       0              0               0
                                                  ------     ----------      -----------
        Total Current                                  0        386,045         386,045
LONG-TERM DEBT
Due to related parties                                 0        125,267         125,267
Deferred revenue and obligation under
   capital lease                                       -              0               0
                                                 -------     ----------      -----------
TOTAL LIABILITIES                                      0        511,312         511,312
SHAREHOLDERS' EQUITY
      (DEFICIENCY)
    Share capital                                 60,000      2,769,351       2,829,351
    Deficit                                            0     (3,207,779)     (3,207,779)
    TOTAL EQUITY                                  60,000       (438,428)       (378,428)
                                                 -------     -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $ 60,000       $ 72,883       $ 132,883
                                                 =======       ========       =========

     No material non-recurring charges or credits directly attributed to the merger exist.

                           (Continued on Next Page)

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME


     The following pro forma combined condensed statements of income combine the historical statements of income of ATI and Aztek for the year ended June 30, 1998, and the nine months ended March 31, 1999. These pro forma statements assume the Merger was effective as of July 1, 1997, that the Merger was accounted for as a purchase, and that the exchange ratio was 1:1. The pro forma data does not purport to be indicative of the results that would actually have been reported if the Merger had been in effect or which may be reported in the future. This statement should be read in conjunction with the accompanying note, the pro forma combined condensed balance sheet and the respective historical consolidated financial statements and related notes of ATI and Aztek included elsewhere herein. The currency exchange rate applied to the following table is US$1 = C$1.5092 and the exchange ratio applies is 1:1.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        For the year ended June 30, 1998
                                  (U.S. Dollars)


                                              Aztek             ATI          Pro-Forma Combined
REVENUES
   Sales                                             $ 0        $ 229,584            $ 229,584

EXPENSES
    Selling, general and administrative,
    depreciation and other                             0          476,694               476,694
INTEREST AND OTHER INCOME                              0              201                   201
                                                     ---        ---------             ---------
LOSS FROM CONTINUING OPERATIONS                      $ 0        $ 246,909             $ 246,909
                                                     ===        =========             =========
INCOME (LOSS) PER SHARE FROM CONTINUING
 OPERATIONS
      Historical Loss per share                  $  0.00         $ (0.12)                     -
      Pro-forma Loss per share                         -                -              $ (0.12)
      Number of shares used to calculate per
      share data                                  97,975        2,046,790             2,144,765
PRO FORMA BOOK VALUE PER SHARE                     $0.14          $(0.21)               $(0.18)

     ATI's audited financial statements are presented in this Joint Proxy Statement-Prospectus and bear a section entitled "Summary of Significant Accounting Policies." As disclosed in the summary, all ATI per share data in this prospectus was calculated using the weighted average number of shares outstanding for the relevant period. The weighted average was calculated using the actual number of days that the shares were outstanding for each issuance of shares during the relevant period.

     Although Aztek had 2,000,000 shares outstanding on June 30, 1998, Aztek's per share data is based on 97,975 shares outstanding. Calculating the data based on two million shares outstanding would cause the pro forma combined per share data to be misleading since the sales of those shares were rescinded. 97,975 shares are now issued and outstanding. Thus, the pro forma combined per share data accurately reflects the effect of the Merger.

      Nonrecurring charges or credits directly attributable to the Merger do not exist and therefore, were not considered in the pro forma condensed income statement.


               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   For the nine months ended March 31, 1999
                               (U.S. Dollars)

                  (Exchange Ratio:  US$ 1 = C$ 1.5092)


                                           Aztek         ATI      Pro-Forma Combined
REVENUES
Sales and interest                              $ 0      $ 154,154         $ 154,154
EXPENSES
Selling, general and administrative,
 depreciation and other                           0        290,199           290,199
INTEREST AND OTHER INCOME                         0              0                 0
                                                ---      ---------         ---------
LOSS FROM CONTINUING OPERATIONS                   0      (136,045)         (136,045)
                                                ===      =========         =========
LOSS PER SHARE FORM CONTINUING OPERATIONS
 Historical income (loss) per share            0.00         (0.07)                 -
 Pro-forma (loss) per share                       -              -          $ (0.06)
 Number of shares used to calculate
 per share data                              97,975      2,051,109         2,149,084


                 MATERIAL CONTRACTS WITH THE COMPANY BEING ACQUIRED

     Other than the Merger Agreement, no material contracts exist between Aztek and ATI.

          Aztek has not hired an expert or counsel on a contingent basis in connection with this Joint Proxy Statement-Prospectus or the Merger.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

              DESCRIPTION OF THE BUSINESS OF THE ACQUIRING COMPANY

     Aztek was organized under the laws of the State of Nevada on August 19, 1994 as Spectral Innovations (1994), Inc. and was organized as a closely held corporation. Mike Sintichakis became the President at Aztek's inception, ATI had subscribed for certain shares, but Aztek had no shareholders until 1998.

     Aztek's directors are Mike Sintichakis, Nick Sintichakis, Edson Ng, and Eileen Keogh. Mike Sintichakis is the President and Nick Sintichakis is the Secretary. On May 28, 1998, the directors passed a resolution to change the name of Spectral Innovations (1994), Inc. to Aztek Inc. The Amended and Restated Articles of Incorporation effecting the name change were filed with the Secretary of State of the State of Nevada and accepted on June 8, 1998. In addition to effecting the name changes, the Amended and Restated Articles increased the amount of shares authorized from twenty-five thousand shares to one hundred million shares.

     Aztek has not transacted any business since its inception. It currently has no principal products or services, no competition, no customers and is not subject to any governmental regulations. Aztek's only intellectual property is the IBM San Francisco software license that is described below in Aztek Management's Plan of Operation at page 26. After the Merger and the date its Registration Statement filed on this Form S-4 becomes effective, Aztek will be subject to the state and federal securities laws. Aztek has no employees other than its officers and directors. Currently, the officers and directors receive no salary.

                         DESCRIPTION OF PROPERTY

     Aztek's headquarters is at 1575 Delucchi Lane, Suite #40, Reno, Nevada 89502. The headquarters consist of approximately 150 square feet of office space. The lease is on a month to month basis and is paid to Meadow Wood Crown Plaza. The office is in a new office building located conveniently to downtown Reno and the local airport.

                              LEGAL PROCEEDINGS

     Aztek is not aware of any legal proceedings involving any director, director nominee, promoter or control person including criminal convictions, pending criminal matters, pending or concluded administrative or civil proceedings limiting one's participation in the securities or banking industries, or findings of securities or commodities law violations.

                          MARKET FOR COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

     No public trading market exists for Aztek's securities. Aztek was initially incorporated as a closely held corporation and became a standard corporation in June 1998. Subsequent to the Merger, the shareholders of ATI will be the shareholders of record of Aztek and Aztek will seek to have its shares traded on the OTC Bulletin Board.

     Aztek's outstanding shares for which there is no established public market cannot be sold except pursuant to Rule 144 under the Securities Act. Aztek has not agreed to register such shares under the Securities Act for sale by security holders. The shares that are currently issued and outstanding are not and have not been proposed to be publicly offered and therefore, cannot have a material effect on the market price of Aztek's common equity.

                               HOLDERS OF RECORD

     On July 22, 1998, there were six holders of record of Aztek's Common Stock.

                                    DIVIDENDS

     Aztek has declared no dividends, cash or otherwise, in the last two fiscal years and does not plan to pay any dividends in the foreseeable future.
Paying dividends will depend upon Aztek's assumption of ATI's debt and short-term and long-term cash availability, working capital needs and other factors as determined by Aztek's Board of Directors.


                     AZTEK MANAGEMENT'S PLAN OF OPERATION

THIS JOINT PROXY STATEMENT-PROSPECTUS AND REGISTRATION STATEMENT ON FORM S-4 CONTAINS FORWARD LOOKING REPRESENTATIONS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. AZTEK'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD LOOKING REPRESENTATIONS.

     After the Merger, Aztek will assume the obligations of ATI and proceed with the course of business initiated by ATI. Aztek anticipates that after the Merger, sales will increase through the next fiscal period. Aztek's Board of Directors will begin work immediately following the Merger in reviewing the following objectives: completion of new product development initiated by ATI; acquisition of the assets of Qdata Software Inc.; and acquisitions of two small vendors as initiated by ATI. There is no certainty that following the review, any of the current objectives will be pursued or met.

     Aztek will, however, pursue a market consolidation strategy that has already been initiated by ATI. In addition to acquiring businesses, Aztek will design and develop an entirely new suite of software products to replace ResponseWare's products and appropriate products acquired through future acquisitions. The new products will be based on IBM San Francisco software that IBM has already licensed to Aztek. The San Francisco software provides 40 - 60% of the programming code necessary for new products. Programmers will incorporate desirable features and functions from ResponseWare products and other acquired products. To date, ATI has completed rudimentary data modeling and high level designs for the new software. ATI has completed technical evaluations of several software development platforms including IBM VisualAge, Smalltalk, Progress, Synon Obsydian and IBM VisualAge Java Enterprise. Neither ATI nor Aztek will move forward with further product development until after the Merger. Some product development will require financing to fund the software development team.

                           (Continued on Next Page)

                             PROPOSED ACQUISITIONS

     ATI has had preliminary discussions concerning several acquisitions. Aztek may continue to acquire independent software companies such as ATI did with ResponseWare Corp. The independent software companies develop, market, and support their own proprietary products. Once an acquired company is consolidated, Aztek must execute the former independent company's preexisting contractual obligations. Through consolidation, Aztek will replace the various proprietary products inherited through acquisition with its own new products. By consolidating products, Aztek will centralize product development and secondary support.

     After acquiring companies, Aztek will focus on new sales, systems implementation, training and primary support within their sales territories. The consolidation strategy also includes centralized marketing programs and administration.

     Aztek will assume the obligations of two letters of intent signed by ATI to acquire two independent computer software companies, Concord Consultants Limited ("CCL") of Richmond, British Columbia, and Municipal Hardware Systems Ltd. ("MHS") of Edmonton, Alberta. Management believes that acquiring the companies will expand Aztek's business markets and in terms of sales. Ultimately, these acquisitions are part of Aztek's overall plan of expansion through acquisitions. The letters of intent require Aztek to complete this Merger and obtain additional financing prior to the acquisitions. Thus, Aztek will have to engage an investment banker and effect an offering before moving forward. Then, Aztek and the companies to be acquired must complete their respective due diligence and finalize the terms and conditions of the purchase agreements. Copies of the two letters of intent are attached as exhibits to the registration statement on Form S-4 as material contracts.


     Both companies are closely held non-public Canadian entities and have no audited financial statements. To date, they have only released interim financial statements to ATI's management and will not release any other financial information until ATI demonstrates its ability to acquire the companies for cash and completes the Merger. CCL and MHS' management are aware of ATI's efforts to raise $1 million and Aztek's intent to engage an investment banker to carry out such an offering. The parties anticipate that at the close of the offering, they will be able to proceed with the acquisitions. At that point CCL and MHS will perform their due diligence review of Aztek and Aztek will perform its due diligence review of CCL and MHS. Once Aztek's management is satisfied that the acquisition is in the best interest of the shareholders and if management determines that shareholder approval is required, it will hold a special meeting for the shareholders to approve the acquisitions. Failing to proceed with these acquisitions poses no risk to ATI shareholders.


     The third anticipated acquisition will be an acquisition of assets from Qdata Software Inc. ("Qdata"), a closely held Barbados corporation. Qdata has acquired the exclusive South American rights for a software program called Multiple Access Remote Control (MARC). MARC allows a single personal computer to simultaneously monitor and control multiple personal computers regardless of location. MARC is packaged under different names depending on its use. Under the name Distant Learner 2.0, MARC is used in education. Instructors can highlight areas on a student's screen where attention needs to be addressed, or the instructor can engage in a direct private conversation with a student. Under the name Call Center Manager 2.0, the software will allow a supervisor in a call center to monitor data entry activities of an operator and allow operators to interact with supervisors. Under the name One-Up, individuals can use MARC to gain access to individual remote computers. Qdata is targeting industries such as banking, airline, computer software and hardware, telecommunications and education.

     Qdata Information Systems Ltd. ("QIS") owns the source code for MARC, licensed it to Qdata for South American distribution, and provides support for up to 25,000 MARC units. For each sale, Qdata pays QIS 1 British pound in royalties, and 15% of gross revenues on sales which is defined as revenue less direct pretax costs. If QIS fails to produce MARC according to Qdata's needs and specifications, rights to other markets and to the source code pass to Qdata.

     Qdata has represented to Aztek that it has a distribution agreement with ARKA in Buenos Aires, Argentina. Under the agreement, ARKA distributes the MARC software in Argentina, Uruguay and Brazil. Qdata has represented that Argentina's Ministry of Finance has ordered $160,000 worth of MARC software units, and the University of Belgrando has ordered $32,000 worth of MARC software units.

     Qdata and Aztek are presently negotiating the terms of the asset acquisition. The assets consist of the license Agreement between Qdata and QIS which runs from March 10, 1998, through March 10, 2003. The assets also include distribution rights for MARC and the associated products, approximately 32,500 units of MARC software licenses to be sold to customers, Qdata's work in progress, and software that can be marketed by Aztek. Aztek will not assume Qdata's liabilities or ongoing expenses.

     Qdata relies on third party sales agents to service the South and Central American markets. 95% of its sales have come through its sales agent in South America. Therefore, Aztek will inherit a relationship with the sales agent and will initially be dependent on the sales agent. Qdata also relies on the MARC product that is developed by QIS. The acquisition will not cause Aztek to have an equity interest in QIS meaning Aztek will depend on its relationship with QIS to make the acquisition profitable.

     Qdata has proposed to sell the assets to Aztek in exchange warrants to buy 200,000 Aztek shares with an exercise price of US$2.50 released in biannual installments of 50,000 warrants. As consideration for the license, Qdata has proposed that Aztek will issue a credit of $1 per warrant at the close of the transaction. Qdata is a privately held corporation and has not made financial statements available to Aztek. To date the parties have not agreed on price or structure. Moreover, until Aztek performs a due diligence review, it cannot determine the value of Qdata's assets. At the present time, management does not foresee any risk to Aztek's or ATI's shareholders if Aztek is unable to acquire Qdata's assets.

                               YEAR 2000 ISSUES

    Aztek presently has no operating business but investors should view Aztek's Year 2000 readiness in its position as ATI's successor. ATI has assessed all of its information technology and non-information technology for Year 2000 readiness. ATI's Year 2000 exposure is limited to its IBM AS/400 computer hardware and software, its ResponseWare software applications, and possible Year 2000 exposure of businesses Aztek plans to acquire. ATI does not rely on imbedded systems in any of its operations.

     Internally, ATI has addressed its Year 2000 exposure by implementing plans to replace its existing IBM AS/400 operating system with the latest model (Model 170) and latest release of the OS/400 operating system and compilers (Release V4R3). IBM has certified the new systems to be Year 2000 ready. ATI is converting its ResponseWare products. Conversion work with the new systems are approximately 60% complete and should be finished by the end of December 1998. Thus far, ATI has spent approximately C$45,000 in labor costs and expects to spend an additional C$30,000 on conversion and testing. ATI also uses Simply Accounting which is Year 2000 compliant.

     ATI acquired ResponseWare Corp., the producer of ResponseWare software applications. The ResponseWare software as acquired by ATI was not Year 2000 compliant. Pursuant to software maintenance contracts, ATI continues to service customers that purchased the software. ATI has developed a system to address the Year 2000 issues and therefore does not anticipate any adverse impact on Aztek after the Merger. A key component of that system is its conversion utility program that automates the process. The conversion tool has been completed and tested, and is currently in use to convert the ResponseWare applications. After the Merger, Aztek will assume ATI's obligations to supply the Year 2000 compliant products to all ResponseWare customers who are under the software maintenance contracts. ATI began supplying these products in March 1998 and Aztek anticipates that it will fulfill the obligations by June 1999.

     ATI is modifying its ResponseWare applications at an estimated cost of C$75,000 representing 18 man-months of programming effort. The cost estimate is based on ATI's past experience in projects of a similar nature requiring system wide analysis, code search and replacement, database conversion, and testing. Fees earned from early delivery of the Year 2000 applications and ATI's revenues from operations will fund the Year 2000 compliance.

     ATI's customers are dependent on ATI to provide Year 2000 compliant ResponseWare accounting, payroll, and other core business software. ATI will convert all ResponseWare software applications for Year 2000 compliance using conversion tools it has developed. The conversion effort is in progress with
a target completion date for all of the applications by December 1998.   ATI
will make the Year 2000 applications available to customers for early delivery at a fee of C$2,000 - C$3,000 per module as completed. After June 1999, the applications will be generally available at no charge.

     Certain risks exist with ATI's plan to convert and implement Year 2000 compliant versions of the ResponseWare software. ATI is confident it will be successful in converting and testing its base products under its own development and testing environment. However, each customer requires unique product implementation and its own custom applications that work with or replace parts of the ResponseWare applications. Therefore, it will be essential for customers to implement and test the Year 2000 versions as soon as they are available. Delays in implementation and testing at customer sites may result in inadequate time and resources to rectify Year 2000 problems. To address this issue, ATI is keeping all clients aware of its conversion activities and emphasizing the importance of early installation and testing. If additional technical staff is necessary, ATI will hire or contract additional resources. ATI has consulted with Group West Systems about providing Year 2000 conversion services to third parties as an alternative to ATI's own conversion effort. Group West is a consulting and technical services company that specializes in Year 2000 conversion.

   ATI has three pending acquisitions that are still subject to a due diligence review. Until Aztek, as ATI's successor, performs this review, management cannot assess the acquirees' Year 2000 readiness. Aztek will not be in a position to perform this due diligence review until it completes its financing. For a discussion of these acquisitions, see "Management's Plan of Operation" above at page 26. Potential liability against ATI may result if its products are not Year 2000 compliant. In a worst case scenario, ATI may lose clients to another vendor or face legal action for failing to service customers for Year 2000 requirements. Nevertheless, management believes these scenarios are remote and cannot be quantified.

     ATI's Year 2000 initiative has greatly impacted its business operations by forcing ATI to assign technical resources to the conversion effort instead of standard customer support, new software development and software maintenance activities. The reassignment of technical employees has resulted in lost revenues of approximately $60,000 in customer billable activities. However, Aztek has offset some of this lost revenue through the collection of approximately $45,000 in fees for early delivery of Year 2000 compliant products and expects to collect an additional $105,000 in fees.

                               EXTERNAL FUNDING


     Aztek expected to benefit from an ATI offering under Regulation D. In this offering, ATI was seeking to sell 406,504 shares of ATI Common Stock to raise approximately US$1,000,000. To date the funding has not materialized. For
More Information, see "Current Business Status" at page 68. Management will seek an investment banker to effect the offering originally attempted by ATI, but has not yet determined whether the offering will be public or private.
The cash infusion will enhance Aztek's efforts to resolve the deficiency in operating capital that will exist after the Merger, to finance the recruitment of VARs, and to enhance marketing efforts. The injection of capital will allow Aztek to substantially reduce ATI's existing debt, complete the rewriting of existing software programs, and result in a material improvement in the financial condition of Aztek.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                   ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Aztek has not transacted any business since its inception. As such, Aztek first engaged its accounting firm to audit its financial statements for this Joint Proxy Statement-Prospectus and registration on Form S-4. Thus, there has been no change in or disagreement with accountants.

                  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

                             DESCRIPTION OF BUSINESS

     ATI was incorporated on July 11, 1979, by filing and registering its articles with the British Columbia Registrar of Companies. Over the last three years, ATI has expanded its business focus and capabilities following several acquisitions. On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corporation, a developer of municipal government software including general accounting and payroll systems and specialized systems such as property taxation, utility billing and building permits. This acquisition allowed ATI to further diversify its operations within the computer hardware, software and telecommunications market and to expand the existing forty-five (45) municipal and private sector clients of ResponseWare. The software license agreement is the same for all forty-five municipalities and does not differ in any material respects. ATI continues to support and service the ResponseWare software and client base as its primary source of revenue.

     On August 21, 1995, ATI acquired the assets and business of Helix Technologies Limited, a consulting and systems integration firm specializing in technology for mobile work force automation. ATI has completed contracted projects from the acquisition and currently has no contracts for work in this area. After the Merger, mobile work force automation technologies will be incorporated into future products which have yet to be developed. Aztek also continues to pursue further project-based contracts in the area of work force automation technologies.

     ATI is a small, Canadian computer software company with its headquarters located in Kelowna, British Columbia, Canada. ATI employs fourteen people on a full time basis. On December 9, 1996, ATI's name changed to Aztek Technologies, Inc. from Consolidated McKinney Resources, Inc. On December 9, 1996, ATI received approval from the Vancouver Stock Exchange to resume trading following a change in business focus. ATI changed it business focus from mining to high technology. ATI develops and markets computer software applications to municipal governments and to a lesser extent, the private sector in Western Canada. In the private sector ATI's focus is primarily human resources and payroll related software, service and maintenance. ATI distributes its products through direct sales.

                                  COMPETITION

     ATI competes primarily in U.S. and Canadian municipalities with populations of 250,000 or fewer. The customer base consists of municipal governments that purchase software applications for financial systems and departmental applications and are expanding into enterprise wide solutions.

     Some municipalities rely on custom written applications developed and supported either in-house or through contractors. Due to the relatively high licensing and support fees of international vendors, most small and mid-sized municipalities tend to deal with regional software vendors. ATI's primary source of competition comes from small to mid-sized municipal government marketers and regional vendors, specialized departmental solution providers and in-house developed systems.

     Regional vendors dominate the majority of the market. Regional software providers typically have up to 100 clients within a given market that has a population of less than 250,000 people. Canada has about ten regional vendors, the U.S. has about one hundred regional vendors, and North America as a whole has approximately two hundred regional vendors. Most regional vendors are privately owned. Mounting pressures on these vendors to deliver current technology is increasing at a time when most of them are least able to fund new development.

     HTE Inc. and American Management Systems are the largest competitors and are dedicated to the government sector with annual sales in excess of US$100 million and US$300 million respectively. These organizations are considered the leading suppliers of government systems in the US. Their products consist of complete suites of integrated modules to address enterprise wide issues for local governments. They have also moved to client/server oriented software development. Product pricing ranges from $5,000 for single modules to over $200,000 for complete systems. Those vendors market through direct channels as well as through strategic alliances with other vendors such as IBM.
The primary competitive factors involve differences in principal products and accompanying services, price, service warranty and other product performance. Regional vendors have had success by offering customized software solutions, local services and support, and reasonable prices. Individual applications may work with products from other vendors. However, they communicate to other applications at a lowest common denominator level. Therefore, these products compromise inter-application functionality and subject users to multiple application interfaces.

     ATI's products are integrated application suites with high functionality between applications, and a consistent user interface scheme. The products that are most successful are comprehensive, integrated financial management systems with a full array of features targeted at entry and mid-level systems. Competitors have prohibitive costs to move current technology since their applications are based on less flexible and proprietary third or fourth generation languages. Competitors have increased burdens from the need to customize applications for each client.

     Another competitive factor involves servicing products that municipalities have purchased. Vendors have a secure revenue source through client dependency on the vendor for service and support. This dependency breeds client frustration, a frustration that is exacerbated by relatively small vendors' inability to deliver current technology and respond quickly to client demands. Clients who have modified their applications extensively create more difficulties and are costly to support.

     ATI's products are designed to compete effectively with these solutions in terms of functionality and offer the ability to become a single source supplier for entire enterprises. Its products are designed to take advantage of business intelligence tools for reports and queries. These tools are ideal for municipalities to create and maintain their own queries and reports with minimal support staff. Aztek clients can also develop their own enhancements using the same development tools used to develop the base ATI products if so desired. Frequently, municipalities create and maintain information and data with limited support staff. ATI's software applications can accommodate customer-developed enhancements better than alternative technologies. ATI generates annual support fees at the rate of 10-15% of software license fees. ATI applies these fees to research and development to support a gradual introduction of new technologies for its clients.

                                CUSTOMER BASE

     ATI's customer base consists of diverse small municipalities in various parts of western Canada. It is not dependent on a few customers to generate revenue but it intends to expand its customer base beyond its current level. The typical client is a municipality with 10,000 to 250,000 residents. Even though ATI works with municipal governments, its principal products and services are not subject to governmental approval. The effects of existing or probable existing governmental regulations is not expected to have a material effect.

                             CURRENT BUSINESS STATUS

     ATI has on-going contracts with municipal vendors that were initially negotiated between ResponseWare and ResponseWare's customers. Following the consolidation between ATI and ResponseWare, ATI incurred the responsibility for performance of the duties of the licensor pursuant to the terms and conditions set forth in the agreements. The contact permits the licensees the nonexclusive use of ATI's software in exchange for payment of fees. The license agreement also addresses delivery of the software, installation and training, warranties, and confidentiality provisions prohibiting the user from disclosing trade secrets to any third parties.

     ATI's current products consisting solely of computer programs, were developed by ResponseWare. Currently, these products are not being manufactured because they cannot take advantage of personal computer environments. However, ATI continues to provide support and maintenance for the current product line. In addition, its 3-Tier client server architecture is still in the developmental stage. Part of the proceeds of the attempted $1 million offering mentioned above was to install a development team and complete the product within eighteen months of completing the offering.
ATI's products are sold directly to the current customers. After the Merger, Aztek will market and distribute the products through direct sales, value-added resellers, telemarketing and advertising through print media.

     ATI had been pursuing financing through an agreement with Equitrade Securities Corporation ("Equitrade") for US$1,000,000.00 for new product development and acquisitions, but has withdrawn the offering. The $1 million offering arose in the spring of 1997 out of ATI's relationship with Select Capital Advisors ("Select"). ATI intended to effect the offering partially in the United States in a transaction that would have been exempt from registration under Rule 504 of Regulation D. While Select and ATI were working on the offering, ATI voluntarily registered its shares under Section 12 of the Exchange Act.
Once the registration statement became effective, ATI had become subject to the reporting requirements of the Exchange Act and was no longer eligible for the Rule 504 exemption.

     The offering has been delayed for several reasons. The process of becoming a reporting company interrupted ATI's efforts to sell its shares in the exempt transaction. Because Select was not registered as a broker-dealer under the federal securities laws, ATI then entered into an underwriting agreement with Equitrade. However, ATI's fundamentals were not strong and the market for small business offerings has been weak in recent months. To date, the offering has not materialized due to the delays, ATI's fundamentals, and the weak market for small business offerings. After the Merger, Aztek will continue trying to effect an offering for US$1 million.

                               OPERATING DIVISIONS


     ATI has four operating divisions. Unless otherwise specified, the description of the services and products are explained in the context of their usage in various Canadian municipalities, even though ATI intends to
expand to the U.S. markets through the Merger.   To date, ATI has no
contracts with U.S. based municipal or corporate customers. The business activities of each division of ATI are set forth below.


BUSINESS SOLUTIONS DIVISION

     The Business Solutions Division is responsible for development and support of core business software products. Products include accounting systems, payroll/human resource management systems, and specialized municipal government systems such as utility billing, property taxation, building permits, and tracking the issuance of various items for municipal governments. This division maintains and supports the ResponseWare software since they are all core business applications and is also responsible for developing new products to replace ResponseWare products and other proprietary software products that Aztek will inherit through future acquisitions. At present, the Business Solutions Division generates over 90% of ATI's revenue.

MOBILE TECHNOLOGIES DIVISION

     The Mobile Technologies Division focuses on software for workers in field operations such as building code inspectors, parking and bylaws enforcement officers and maintenance crews. Mobile technologies include handheld computers, pen-based computers, bar code devices and wireless communications. The division provides consulting and custom developed software on a time and materials basis. No contracts for these services exist at this time although ATI actively pursues opportunities. ATI intends to develop mobile work force systems in the future to complement the new systems developed by the Business Solutions Division. ATI has no completed products at this time. Funding for these products will come from either cash flow or future investment financing.

ELECTRONIC COMMERCE DIVISION

     ATI has pursued, and continues to pursue opportunities to develop systems for electronic commerce using Internet and Electronic Data Interchange ("EDI") technologies. To date, ATI has not secured contracts in this area. ATI plans to enhance the capabilities of the existing and future products from the Business Solutions Division to include support for electronic commerce. For example, the Parking and Bylaw Enforcement system could be enhanced to allow payments of fines on the Internet. Building permits could be applied for and paid on the Internet. Funding for these products will come from either cash flow or future investment financing.
ATI has not finalized the funding requirements.

PROFESSIONAL SERVICES DIVISION

     The Professional Services Division is responsible for general consulting, project management, and custom software development services. ATI markets these services to its own clients that use products from the Business Solutions Division. The division also pursues general consulting and software development opportunities to customers that use products from the Business Solutions Division but are not in ATI's client base, and similar opportunities outside of its client base. At present, the Professional Services Division generates less than 10% of ATI's revenues.

                             CURRENT STATUS OF ATII

     On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corp. This acquisition allowed ATI to further diversify its operations with the computer hardware, software and telecommunications market to expand the existing forty-five (45) municipal and private sector clients of ResponseWare. ResponseWare designed its software primarily for use by small to medium-sized municipal governments and corporations to meet their human resources and payroll applications.

     In January 1995, ATI discontinued sales of existing ResponseWare computer systems due to maintenance costs and the system's inability to take advantage of personal computer environments. It is proceeding to rewrite its existing municipal applications using client server and object oriented technologies and has already completed the architectural design of the new software, but still must complete the actual programming. Once the programming is complete, ATI will have a finished product that it can market. Client server technology refers to the relationship between two types of computers - a server computer and a client computer. The server is a high-powered computer that stores both software applications and files. The server can be a mainframe, mini-computer, or a personal computer. The client computer is a personal computer with software that handles functions such as the appearance on the computer screen, sorting data, and performing calculations.

     In client server technology, the software runs on both the server and client computers. Software on the server allows client computers to access information, manages the client computers' access to information and sometimes provides client computers access to applications on the server. Multiple client computers can access the server at the same time. This technology takes advantage of the power and flexibility of personal computers while providing centralized control of data. The technology also allows a client computer to pass on "heavy duty" computing tasks to the server. Object oriented technology is a computer software programming technique supported by a number of common programming technologies. The most common technology is known as Java. The benefit of object oriented technology is increased productivity through building programs by copying or modifying existing parts and easier software maintenance.

     ATI's products are based on a 3-Tier client server architecture. The 3-Tier architecture extends the client server concept such that a client computer may access multiple servers simultaneously. A client computer may access certain information from a corporate server, other information from a departmental server, and integrate the information from both sources.

     Customers use certain mouse and graphical user interface oriented applications. A graphical user interface is a technology that gives software programs a user-friendly appearance on the computer screen. An example is the commonly used Windows operating system. A commonly known non-graphical user interface is MS-DOS. The products are designed to operate as independent systems or together as integrated solutions. They offer ease of use and flexible configuration to meet customer demands and expectations. Configuration refers to a specific combination of software programs contained in a specific software application. The new products are designed to address both public and private sector markets.

     ATI's products are software applications commonly referred to as computer programs. The programs are designed to execute tasks described by the name of the program. The names of ATI's computer software programs are as follows:
General Accounting & Fund Accounting; Accounts Payable; Purchase Order Control; Payroll; Cash Receipts, Job & Project Accounting; Budgeting; Financial Reporting; Taxation; Personnel Data; Human Resource Management; Property Information System; Street Guide; Geographic Information System Interface; Facilities Booking; Parks and Recreation Management; Utility Customer Information; Inspection Management; Permit Systems; Animal Licenses; Business Licenses; Election Management; Parking Enforcement; Maintenance Management; Request for Service; Voter Registration and Local Improvement. As mentioned above, ATI is rewriting the software and has already finished the architectural design. ATI may sell an individual product, "Payroll" for example, as soon as the programming is complete.

                           (Continued on next page)

                          SELECTED FINANCIAL DATA

                                        ATI
                                       (C$)
                                       1994        1995       1996        1997       1998     Nine months ended
                                                                                               March 31, 1999
NET SALES (OPERATING REV)             798,043     344,386      528,922       459,937        340,081        232,460
INCOME (LOSS) FROM OPERATIONS       (868,728)   (517,506)    (219,474)     (564,535)      (365,426)      (205,320)
INCOME (LOSS) FROM OPERATIONS/CS        (.24)       (.09)        (.04)         (.38)          (.18)          (.10)

TOTAL ASSETS                          974,479     566,827      244,179       230,119        178,414        109,996
CURRENT LIABILITIES                   927,235     819,823      299,045       547,238        524,252        582,621

LONG TERM OBLIGATIONS
-LONG TERM DEBT                         8,700     142,428      449,800        33,689              -              -
-CAPITAL LEASES                        20,826      62,588       57,465        33,632            800              -
-DUE RELATED PARTIES                   74,000           -            -             -        132,707        189,054

TOTAL LIABILITIES                   1,030,761   1,063,375      825,582       614,559        657,759        771,675

SHARE CAPITAL                       3,011,330   3,011,330    3,154,130     3,909,000      4,179,522      4,179,522
DEFICIT                           (3,067,612) (3,507,878)  (3,735,533)   (4,293,440)    (4,658,867)    (4,841,201)
CASH DIVIDENDS/COMMON SHARE                 -           -            -             -              -              -


                                                               AZTEK
                                                               ($US)
                                        1994         1995         1996         1997            1998     Nine months Ended
                                                                                                         March 31, 1999
Total Assets                                                                                 60,000         60,000
Total Liabilities                                                                                 0              0
Share Capital                                                                                60,000         60,000

Aztek has had no operations and therefore, has had no income or losses.

                                    PRO FORMA
                    (Exchange Rate = US $1 = C $ 1.4813)


                                       Aztek          ATI        Pro Forma
Net Sales (Operating revenue)                      229, 584        229,584
Income (Loss) from operations                     (246,909)      (246,909)

Total assets                           60,000       120,550        180,550
Current liabilities                                 354,224        354,224
Long term obligations
 Capital leases                                         541            541
 Due to related parties                              89,666         89,666
Total liabilities                                   444,431        444,431
Share capital                          60,000     2,824,001       2,84,001
Deficit                                         (3,147,882)    (3,147,992)

                             DESCRIPTION OF PROPERTY

     ATI's headquarters is located at 246 Lawrence Avenue, Kelowna, British Columbia V1Y 6L3, Canada and consists of approximately 1,500 square feet. The lease is month-to-month and ATI pays rent to a company controlled by the spouse of an ATI director. ATI also leases 4,000 square feet of office space at 6450 Roberts Street, Burnaby, British Columbia V5G 4EI, Canada.

                               LEGAL PROCEEDINGS

     ATI is not a party to any legal proceedings.

                        (Continued on Following Page)

                          MARKET FOR COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

     On September 12, 1980, ATI's Common Stock began trading on the Vancouver Stock Exchange under the symbol CKY. On July 29, 1997, ATI obtained the approval to trade on the OTC Bulletin Board under the symbol AZTKF.
Management decided to list ATI on the OTC Bulletin Board because of a combination of the perceived prestige factor, the potential for a greater investor base and the possibility of participation in a new market. The dual listing on the Vancouver Stock Exchange and the OTC Bulletin Board allows
investors to trade the securities in Canada and the United States.   With
respect to the OTC Bulletin Board, there is no established public trading market for ATI's Common Stock notwithstanding limited or sporadic quotes.
The following table sets forth the high and low bid prices for each quarter within the last two fiscal years. The prices are depicted in Canadian dollars.


Common Stock
Period                 Low Bid          High Bid
Fiscal 1999
 First Quarter          1.05               2.15
 Second Quarter         0.62               1.35
 Third Quarter           .38                .52
Fiscal 1998
 First Quarter         $1.06              $2.45
 Second Quarter          .72               1.75
 Third Quarter           .75               1.26
 Fourth Quarter          .62               1.80
Fiscal 1997            $1.25              $1.80


     ATI's stock was listed on the OTC Bulletin Board on September 30, 1997, at
US$1.50.   The quotation reflects inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not represent an actual transaction.

                             HOLDERS OF COMMON STOCK

     On June 30, 1998, there were approximately 347 holders of record of ATI's Common Stock. Some shares are held in trust by broker-dealers for the shareholders of ATI's predecessor, Consolidated McKinney. Following the name change and business reorganization, several shareholders failed to tender their Consolidated McKinney stock certificates in exchange for ATI stock certificates.

                                     DIVIDENDS

     ATI has declared no dividends, cash or otherwise, in the last five years and does not plan to pay any dividends prior to the Merger.

                    ATI MANAGEMENT'S DISCUSSION AND ANALYSIS

IN REVIEWING MANAGEMENT'S DISCUSSION AND ANALYSIS, THE READER SHOULD REFER TO ATI'S FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES AT PAGE 76. THE
REFERENCES TO MONETARY UNITS OR DOLLARS ARE IN CANADIAN DOLLARS UNLESS OTHERWISE SPECIFIED. THE FINANCIAL STATEMENTS FOR ATI ARE PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. PROVISIONS FOR DIFFERENCES IN REPORTING UNDER CANADA GAPP AND U.S. GAAP ARE PROVIDED FOR BELOW, IN THE AUDITOR'S REPORT IN THE FINANCIAL STATEMENTS, AND IN NOTE 11 TO THE FINANCIAL STATEMENTS.

          TWELVE MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD"),
   COMPARED WITH THE TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD").

     The 1998 period is defined as the fiscal year for ATI, which is July 1, 1997, to June 30, 1998.

     The loss in the 1998 Period decreased to ($365,426) from ($557,906) in the 1997 Period. Loss per share decreased to ($.18) in the 1998 Period from a loss of ($.38) in the 1997 Period. The 1997 period is July 1, 1996, to June 30, 1997.

REVENUES

     ATI licenses software under non-cancelable license agreements, provides maintenance services consisting of product support services and periodic updates, and provides contracted training and consulting services. License fee revenues are generally recognized when a non-cancelable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. Revenues from maintenance services agreements are recognized ratably over the agreement period, which in most instances is one year. Revenues for training or consulting services are recognized as services are performed. In multiple element arrangements, the revenue or fee is allocated pro-rata to the various elements based upon the fair value of each of the individual elements.

     Net sales decreased $120,153 (26%) to $339,784 in the 1998 Period, from $459,937 in the 1997 Period. In January 1995, ATI discontinued sales of existing ResponseWare computer systems due to maintenance costs and the system's inability to take advantage of personal computer environments. Discontinuance of selling these systems caused the decline in sales. In the 1998 Period, the entire $340,081 in sales was attributed to maintenance and customization services. ATI's cost of sales was $98,784 and the gross profit was $241,297. In the 1997 Period $442,656 were attributed to maintenance and customization services and $22,910 were attributed to new product sales. The 1997 gross margins were $393,249 for maintenance and customization and $2,043 for new product sales.

     There was a reduction of $102, 575 in revenues generated by maintenance and customization services from fiscal 1997 to fiscal 1998. This revenue reduction resulted from two major factors. First, several clients have decided with the approach of the new millennium to upgrade to new systems and no longer require ATI support services. Second, clients are reluctant to do further customization to systems that are aging and have instead opted to wait for upgrades or new systems designed to take them into the new millennium.

     Contractors' fees declined significantly due to ATI's discontinuance of selling the ResponseWare software. With no software sales, ATI had no need for employees and contractors to provide installation services. The reduction also caused a decrease in customization services. Fees paid for contractors in the 1998 Period were solely for maintenance services.

     The maintenance cost is the expense incurred by ATI to support existing ResponseWare Products. Even though ATI is not selling new ResponseWare products, it continues to service, support, and develop product enhancements (software upgrades) for the ResponseWare product line. The ResponseWare products are software applications designed to address various financial and operational needs of municipal governments such as general ledger and funding accounting, accounts payable, purchase order control, payroll, budgeting, human resource management and voter registration in Canada. ATI is contractually obligated to provide maintenance services for the products already sold. Limited support is provided for one-year terms provided customers pay an annual fee for computer system maintenance. Customers may reinstate lapsed support contracts by paying the annual support fee plus an additional charge.

    Despite the outdated nature of the ResponseWare products, they are reliable and ATI has a stable customer base that continues to pay the annual support fees. For those customers who are not parties to an annual service contract, ATI provides support and is compensated on a time and material basis. In the last three years, ATI has experienced no reduction in the number of licensees that have maintenance contracts. In 1996, 66 2/3 % of outstanding licenses were supported by maintenance contracts. In 1997 and 1998, 69.2% of outstanding licenses were supported by maintenance contracts. The percentage increase resulted from an 11% reduction in the number of outstanding licenses that were not supported by maintenance contracts.

    Support and maintenance of ResponseWare products presently generate 100% of ATI's revenues. The revenues generated from the maintenance software are substantially less than the revenue formerly generated by the sale of the software. Management's decision to cease the sales of new ResponseWare systems resulted in the loss of 26% or $120,153 of ATI's revenue for the last fiscal year. ATI has purposefully and substantially reduced its efforts to market its current software because new software is under current development.

     Moreover, the additional expenses of developing the new systems continue to be substantial relative to the current revenue generated by ATI. In the 1998 Period, research and development costs for new product development was $354,069. ATI has budgeted $1 million over the next eighteen months for research and development, of which $500,000 will come from the proceeds of the anticipated offering, and $500,000 will come from future revenues.

     An inability to produce the new systems could cause a further and substantial decline in revenues. Possible difficulties in hiring and retaining highly qualified software developers could cause delays or prevent ATI from developing a commercially marketable product. Should ATI be unable to rewrite the ResponseWare software, customers may continue paying software maintenance fees for increasingly outdated software, or they may continue using the existing software without maintaining their systems. Customers may also replace the ResponseWare software with products from other vendors. ATI has also incurred additional expenses including but not limited to legal and accounting fees in connection with the
listing on the OTC Bulletin Board.   As discussed above, Aztek, as the
surviving entity of the Merger, anticipates that sales will increase after the Merger once the new product development is completed and after the pending acquisitions of small vendors.

OPERATING INCOME

     ATI experienced a decrease in operating expenses. Advertising and promotion expenses decreased to $4,382 (84%) for the 1998 Period from $27,770 for the 1997 Period. Prior to the 1997 Period, ATI did not advertise in the U.S. markets. Management decided to advertise its services and products in the U.S. print media causing a substantial increase in the advertising expense in the 1997 Period. Subsequently, ATI's operating capital did not allow for continued advertising. In the 1998 Period, ATI discontinued its product advertising in all publications causing the substantial decrease in advertising expense. Filing and transfer fees decreased by $34,285 (82%) for the 1998 Period from $41,641 for the 1997 Period. The 1997 figure was extraordinary due to one-time fees paid to Standard and Poor's and the Vancouver Stock Exchange.

     Selling and marketing expenses decreased by $60,873 (98%) in the 1998 Period, from $61,914 for the 1997 Period. In 1997, ATI had attempted to market a product called Cognos, an accounting software program, and thereby incurred additional selling and marketing expenses. ATI reduced office and administration expenses by $19,217 (45%) for the 1998 Period, from $42,823 for the 1997 Period. The 1997 figure resulted from a reinstatement of trading on the Vancouver Stock Exchange.


     Amortization expenses decreased 50% in the 1998 Period as compared to the 1997 Period. Amortization in the 1997 Period was abnormally high due to an error in estimate resulting in $24,000 of amortization that ATI should have claimed in prior years. Moreover, the 1997 Period was the final year ATI amortized $8,000 of goodwill. Thus, the decrease reflects a return to normal amortization costs.


     Management fees increased by $108,467 (119%) to $199,589 during the 1998 Period. The increased management fees resulted from a change in accounting for the work of ATI's managers. Previously, certain managers were on ATI's payroll. The expenses for paying these employees were accounted for as "wages, salaries and benefits." In the 1998 Period, these expenses were transferred to the account for management fees, and were paid to independent contractors. The transfer between accounts caused the increase in management fees and part of the reduction in the "wages, salaries and benefits" account. The total reduction in "wages, salaries and benefits" was $152,147 (51%) from $298,082 during the 1997 Period. The balance of the reduction was from layoffs. When ATI discontinued development of its new systems, some employees were laid off due to a shortage of funds with which to pay those employees.

     As part of its efforts to make the existence of ATI known to the investing public, ATI paid $32,309 to investor relations firms. These firms undertook to disseminate information about ATI persons and entities in the stock brokerage and investment communities including investment management firms brokers, for the purpose of increasing awareness about ATI. ATI incurred the major portion of the expense during the 1998 Period. The contracts with the investment relations firms expired during the 1998 Period.


     Differences in Canadian GAAP and U.S. GAAP impact ATI's net loss, loss per share and retained earnings as follows:

                                    1998                         1997

                             Under           Under          Under           Under
                        Canadian GAAP      U.S. GAAP    Canadian GAAP   U.S. GAAP
Net loss                  $365,426          $395,426        $557,907       $598,607
Loss per share                $.18              $.19            $.38           $.41
Retained earnings     $(4,293,441)      $(4,729,567)    $(3,735,534)   $(4,334,141)

     The differences result from the US GAAP requirement that ATI include compensation costs for the fair value of stock options issued to employees. During the year ending June 30, 1998, the company issued options to an employee to purchase 40,000 shares at $1.40 per share. Under U.S. GAAP, ATI incurred a charge to operations representing the difference between the market price of the stock options and the exercise price of the options. The charge was $30,000 in 1998 and $40,700 in 1997. The following table itemizes the charges and their effect on net loss, loss per share and ATI's deficit.


                                                           1998                 1997
NET INCOME
Net loss for the year - based on Canadian GAAP    $     (365,426)     $     (557,907)
Charge to operations representing the difference
between the market price of the stock options and
the exercise price of the options                        (30,000)            (40,700)
                                                        ---------           ---------
Net loss for the year - based on U.S. GAAP        $     (395,426)     $     (598,607)
                                                        =========           =========
LOSS PER SHARE
Net loss per common share - based on U.S. GAAP    $   (     0.19)     $   (     0.41)

RETAINED EARNINGS
The cumulative effect of the application of U.S. GAAP on the deficit of the company would be:
Deficit beginning of year-based on Canadian GAAP  $     (4,293,441)   $   (3,735,534)
Charge to operations representing the difference
between the market price of the stock options and
the exercise price of the options for previous years       (40,700)                 -
Deficit beginning of year - based on U.S. GAAP          (4,334,141)       (3,735,534)
Net loss for the year - based on U.S. GAAP                (395,426)         (598,607)
                                                        -----------       -----------
Deficit end of year - based on U.S. GAAP          $     (4,729,567)   $   (4,334,141)
                                                        ===========       ===========

OTHER INCOME (DEDUCTIONS) AND TAXES

     The total interest ATI received decreased to $297 (95%) for the 1998 Period, from $5,629 for the 1997 Period. This is the interest charged on the outstanding accounts receivable. ATI was more aggressive in collecting receivables. ATI has losses available for income tax purposes totaling, approximately $1,252,000. The losses can be used to reduce taxable income of future years. The tax losses have not been used for the 1998 Period or the 1997 Period.

ASSETS AND LIABILITIES

     Cash and receivables changes resulted from several transactions. Though ATI ceased selling computer systems, it continues to provide support services for the systems it has already sold.  These support services are
covered by contracts with the owners of the systems.   The contracts run on a
renewable one year basis. The renewal dates for all of the support service contracts are dispersed throughout a year and unless modified or canceled continue from year to year. In most cases, the maintenance contracts are invoiced in advance to cover the ensuing year. In some cases, however, the support services are invoiced on a quarterly basis for the ensuing quarter. During the 1998 Period, ATI became more aggressive in terms of collecting on receivables in that it applied strict enforcement of demanding full payment by the first day of the maintenance period.

     At the request of several cities and municipalities, ATI began delivering invoices two months in advance of the new service periods. Cities and municipalities need approximately two months to get departmental approval to make payments. Advance invoicing provides cities and municipalities the necessary documentation to secure payment approval in time for a new maintenance period. Prior to receiving the payment, ATI carries the amount due on the contract as a receivable due in sixty days. However, the work does not begin until ATI actually receives payment. The change to the sixty-day cycle contributed to the increase in the accounts receivable balance at the end of the 1998 Period.

     Prepaid expenses included software consultants' fees, insurance premiums, storage, etc. In several cases, ATI prepays expenses by 12 months. ATI's major prepaid expense, insurance, begins in February.

     The 1,038% increase in accounts payable to officers and directors and the increase in loans to related parties resulted from several transactions. See "Certain Relationships and Related Transactions" at page 67.

     Since the 1997 Period, ATI's current liability for royalties increased by $30,000 (30%) to $100,000 in the 1998 Period. When ATI acquired ResponseWare, it assumed ResponseWare's debt to International Business Machines ("IBM").
IBM financed the cost of ResponseWare installing new systems. The debt is $100,000 payable over ten months. ATI was scheduled to begin paying the debt in December 1997. As of September 1997 the total amount of the debt was due within one year. At the present time, ATI is in default on repayment and is negotiating a revised payment schedule. Management does not expect the default to have an adverse effect on ATI's financial position or results of future operations.

     ATI did not incur any additional royalties in the period. Rather, the $30,000 that caused the increase had been carried as a long-term debt in the 1997 Period. ATI is presently in default on repayment and is currently negotiating a revised payment schedule. ATI does not believe the debt will have an adverse effect on ATI's financial position or the results of future operations. IBM has agreed to wait until Aztek completes an equity offering to collect royalties due. ATI has a good working relationship with IBM as shown by IBM's willingness to enter into a licensing agreement for new software in July 1998.

     ATI's long-term obligation under capital lease was reduced by C$32,832 (98%) to $800 in the 1998 Period. The change came as a result of C$33,095 becoming a current liability for the 1998 Period.

     ATI reduced its current portion of long-term debt by $136,241 (58%) by repaying its debt to ATI's president's spouse. The principal on the debt was C$150,000 and with interest, the debt was $166,243. ATI satisfied the debt by issuing 120,465 shares at C$1.38. The Vancouver Stock Exchange approved the transaction on July 30, 1997, and ATI paid the debt on July 30, 1997. ATI recognized July 30, 1997, as the day of settlement.

     The amount due to related parties increased $129,018 to $132,707 (3,497%) from $3,689 the previous year. The amount due represents loans made by Mr. Mike Sintichakis and members of his family to ATI to maintain levels of working capital sufficient for ATI to continue operating. The loans are not repayable prior to July 1999. For specific information, see "Certain Relationships and Related Transactions" at page 67.

LIQUIDITY AND CAPITAL RESOURCES

     In the 1998 Period, ATI used $212,823 for operating activities. In addition to the net loss in the 1998 Period (365,426), the loss per share decreased to (0.18) from (0.38). In the 1998 Period, the end of year deficit increased to (4,658,867) compared to ($4,293,440) for the 1997 Period.

     ATI made a commitment to spend $75,000 to $100,000 for capital expenditures in connection with research and development of its new products for the 1998 Period. Actual expenditures totaled $61,235.80. Of this amount, ATI spent $20,533 for development of the Year 2000 tool. These expenditures are accounted for as part of wages, salaries and benefits. The products are expected to be completed and commercially available within 18 months subject to additional financing. ATI plans to operate exclusively through the support and maintenance of its existing software programs. There are 45 municipal and private sector customers using the existing programs.

     As of June 30, 1998, ATI had a working capital balance of ($451,698). ATI expects to use approximately $400,000 in working capital over the next twelve months. Therefore, ATI has to either raise additional capital in an offering or reduce expenses to keep in line with its current revenues.

     The first component of the external funding via Equitrade Securities Corp. has not materialized to date, and Aztek cannot be certain such funding will become available after the Merger. ATI estimates the anticipated cost of the acquisitions to be less than $200,000. ATI and the companies to be acquired have agreed, in principal, to the acquisitions. But, the specific terms or purchase price amounts have yet to be negotiated. In the absence of the equity funding through external funding sources, ATI will not be able to complete two of the three acquisitions.



                        NINE MONTHS ENDED MARCH 31, 1999,
                               COMPARED WITH THE
                       NINE MONTHS ENDED MARCH 31, 1998

                              MANAGEMENT DISCUSSION

     Net sales decreased to $232,460, down from $250,415 for the same interim period in fiscal 1998. Revenues consisted of annual software maintenance charges, sales of Y2K software, general services to clients, and professional services to customize client software. $190 of additional revenues came from a Company Guaranteed Investment Certificate. ATI, or Aztek as its successor, will continue selling its Y2K products to municipalities and corporations through June 30, 1999, and make the product available for free on July 1, 1999.

     ATI has continued suffering losses as a result of discontinuing its old software product line but as discussed under Aztek's "Plan of Operation" at
page 26, a new suite of software products is being developed.   ATI will
continue generating revenues from maintenance services and sales of its Y2K application.

COST OF SALES

     The cost of sales increased from $82,319 during the first three quarters of the 1998 Period to $98,110 for the first three quarters of the 1999
Period. The increase resulted primarily from the change in contractor fees which increased from $11,612 in the 1998 interim period to $57,420 at the end of the 1998 Period $37,900 in the 1999 interim period. The fluctuations resulted from changes in personnel associated with Y2K products. ATI incurred the additional contractor fees by assigning additional personnel to work on its Y2K issues with respect to products. This increase in cost was partially offset by the decrease in wages salaries and benefits.

OPERATING EXPENSES

     ATI reduced operating costs to $339,860 compared to $582,744 during the 1998 interim period and eliminated consulting expenses that amounted to $37,187 in the 1998 interim period. Management fees went from $122,091 for nine months ended March 31, 1998, to 89,200 for the interim period in 1999. ATI had hired consultants to perform early design work on new systems but put the work on hold when management decided to merge ATI with Aztek. These changes in work assignments caused continuous changes in personnel and the personnel changes cause the variations in consulting expenses and management fees.

     Amortization was reduced from $49,351 in the 1998 interim period to $19,044 in the 1999 interim period. During interim 1998, ATI amortized a computer lease agreement with IBM. Management replaced the computer with a cheaper model bringing the payments down from a $19,173 lease in 1998 to a $2,487 rental in 1999. The remaining amortization in the first nine months of 1998 stemmed from goodwill recorded when ATI purchased Responseware. That goodwill was fully amortized by the end of fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

     ATI has met its cash needs from a combination of sales revenues and by borrowing money from related parties and making adjustments in its operations. Aztek, as ATI's successor, will continue to finance its operations over the next twelve months from these sources. As reflected in the interim cash flow statements, loans from related parties decreased in the 1999 interim period to $56,347 compared to $109,681 in the 1998 interim period. After the Merger, Aztek intends to engage an investment banker to raise at least $1 million in an offering to meet is cash requirements, reduce the time for paying accounts payable, and reduce overall debt. If the offering attempt is unsuccessful, management intends to free up additional cash by trying to revise its loan arrangements with related parties to change the debt from short term debt to long term debt.

     The company eased some of its cash requirements by making more purchases on credit, causing the increase in accounts payable of $134,885 as shown on the interim cash flow statement. In years past, management paid accounts payable within 30 days but in the 1999 interim period, liquidity problems caused payment schedules to extend to sixty days. Accounts payable always carried interest charges. The increase in accounts payable and increase in the time individual payables have been outstanding brought along a corresponding rise in interest expense. As a result, for the 1999 interim period, management began separating the interest expense associated with accounts payable and including it in calculating the general interest expense line item. This change caused the interest expense to move from $1,561 in the 1998 interim period to $13,662 in the 1999 interim period.

     While ATI has had negative cash flow from operations, it has reduced the outflow from $128,963 in the 1998 interim period to $101,831 in the 1999 interim period. This change resulted from the reduction in the rental costs relating to ATI's Burnaby office. Management anticipates that cash flow from operating activities will remain steady over the next six months and also anticipates borrowing additional cash from related parties on an as needed basis.

     ATI's capital resources other than revenues and an ability to borrow from related parties are nonexistent. Shareholder deficit increased from $4,625,760 in the 1998 interim period to $4,841,201 in the 1999 interim period resulting solely from losses incurred over the prior year. $47,558 of cash came into ATI from the disposition of equipment that ATI leased. ATI has no present long term capital commitments or other payments due beyond the coming twelve months with the exception of the IBM debt discussed above.
</R?

               TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD"), COMPARED WITH TWELVE MONTHS ENDED JUNE 30, 1996 (THE "1996 PERIOD").

The 1997 period is defined as the fiscal year for ATI which is July 1,1996, to June 30, 1997.

RESULTS OF OPERATIONS

     The loss in 1997 Period increased to ($557,906) from ($227,656) in the 1996 Period. Loss per share increased to ($.38) in the 1997 Period from a loss of ($.04) in the 1996 Period. The 1996 Period is defined as July 1, 1995, to June 30, 1996.

REVENUES

     Net sales decreased $68,985 (13%) to $459,937 in the 1997 Period, from $528,922 in the 1996 Period. Sales declined because ATI discontinued the sales of existing ResponseWare computer systems. Even though ATI was not selling new ResponseWare products, it continued to service, support, and develop product enhancements (software upgrades) for the ResponseWare product line. Aztek was contractually obligated to provide maintenance services for the products already sold. Customers pay an annual fee for computer system maintenance. Despite the outdated nature of the ResponseWare products, they are reliable and Aztek has a stable customer base that continued to pay the annual support fees. For those customers who were not parties to an annual service contract, ATI provided support where it was compensated on a time and material basis. Approximately, 90% of ATI's revenue came from support and maintenance of the ResponseWare products. Management's decision to cease the sales of new ResponseWare systems resulted in the loss of 13% or $68,895 of ATI's revenue for the last fiscal year. Moreover, the additional expenses of developing the new systems continued to be substantial relative to the revenue generated by ATI at that time. ATI also incurred additional expenses including but not limited to legal and accounting in connection with the listing on the over-the-counter bulletin board.

OPERATING INCOME

     Although the revenues continued to decrease, ATI experienced an increase in operating expenses. Advertising and promotion expenses increased to $27,769 (950%) for the 1997 Period from $1,285 for the 1996 Period. In the past ATI did not advertise in the U.S. markets. Management decided to advertise its services and products in the U.S. print media thereby incurring a substantial
increase in advertising expenses.   Filing and transfer fees increased by
$37,611 (968%) for the 1997 Period from $4,030 for the 1996 Period for fees paid to Standard and Poor's and the Vancouver Stock Exchange.

     Selling and marketing expenses increased by $55,329 (890%) in the 1997 Period, from $6,585 for the 1996 Period. ATI attempted to market Cognos and incurred additional selling and marketing expenses. The product was marketed as a complement to accounting systems to allow users to easily view and analyze budgets and forecasts without the need for custom programming. ATI spent $15,024 on Cognos and only sold the product to two customers. The sales generated revenues of only $10,455.93 and ATI discontinued the product.

     The activities related to the reinstatement of trading on the Vancouver Stock Exchange resulted in an increase in office and administration expenses:
$31,998 (75%) for the 1997 Period, from $10,824 for the 1996 Period. Wages, salaries and benefits increased $170,432 (57%) to $298,083 for the 1997 Period, from $127,651 for the 1996 Period. The wages, salaries and benefits increased due to payment of employees in connection with the development of new software programs.

OTHER INCOME (DEDUCTIONS) AND TAXES

     The total interest received by ATI decreased to $5,629 (70%) for the 1997 Period, from $19,079 for the 1996 Period. This is the interest charged on the outstanding accounts and ATI was more aggressive collecting amounts to which it was due. ATI had losses available for income tax purposes totaling, approximately $1,343,000. The losses can be used to reduce taxable income of future years. The tax losses were not used for the 1997 Period or the 1996 Period.

LIQUIDITY AND CAPITAL RESOURCES

     In the 1997 Period, $491,653 was used for operating activities of ATI. (Due to a clerical error, ATI reported in its registration statement on Form SB-10 that $1,024,472 was used during this period.) In addition to the net loss in the 1997 Period ($557,906), the loss per share increased to ($.38) from ($.04). In the 1997 Period, the end of year deficit increased to ($4,293,440) compared to ($3,735,534) for the 1996 Period.

     Financing activities in the 1997 Period provided cash of $754,870 through the issuance of share capital in the amount of 1,042,130 shares. In the 1997 Period ATI received approval from the Vancouver Stock Exchange to convert the total loan amount of $166,243 into 120,465 shares of ATI's Common Stock. The loan was incurred to provide the necessary capital to acquire a small computer company in Canada. The shares have been issued and the debt has been fully satisfied. ATI did not incur any other long-term debt in the 1997 Period. As of September 30, 1997, ATI's long term debt was $13,196.
ATI had also incurred expenses of $105,000 for legal and accounting fees related to registration and the sale of its shares, listing on the OTC Bulletin Board, and other offering costs.

EXTERNAL FUNDING

     Aztek expected to benefit from an ATI private offering under Regulation
D. The net proceeds from the offering were expected to be $1,000,000. ATI's agreement with Equitrade Securities expired on August 1, 1998. Thereafter, ATI derived its capital from maintenance and customization on its existing contracts. Revenues generated by these contracts were sufficient to cover ATI's immediate operating expenses and did not permit any reduction in accrued long-term liabilities. ATI continued meeting its monthly cash flow requirements.

                       DISAGREEMENTS WITH ACCOUNTANTS
                   ON ACCOUNDING AND FINANCIAL DISCLOSURE

     ATI has not had any changes in or disagreements with its accountants.



                       VOTING AND MANAGEMENT INFORMATION

DATE, TIME AND PLACE INFORMATION

     The meeting of security holders of ATI Common Stock will be on _______, 1999, in the offices of Stephen K. Winters Law Corporation, 1010 Burrard Building, 1030 West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at 9:00 a.m.
The address of ATI is as follows:   #5-246 Lawrence Ave., Kelowna, British
Columbia, V1Y 6L3. On June 30, 1998, the shareholders and directors of Aztek held their annual and special meetings and unanimously approved the Merger.

     The approximate date on which the proxy statement and form of proxy are first to be sent or given to security holders is ___________, 1999.
Proposals of stockholders intended to be presented at the 1999 annual meeting of Stockholders of Aztek must be received by Aztek no later than _________, in order to be included in the proxy statement and form of proxy relating to such annual meeting. After ________, a notice of a shareholder proposal submitted to Aztek outside the processes of Rule 14a-8 of the Exchange Act shall be considered untimely.

REVOCABILITY OF PROXY

     If the enclosed Proxy is executed and returned, it will be voted on the proposals as indicated by the shareholder. The Proxy may be revoked by the shareholder at any time prior to its use by notice in writing to the Secretary of ATI, by executing a later dated proxy and delivering it to the ATI prior to the meeting or by voting in person at the meeting.

DISSENTERS' RIGHTS OF APPRAISAL




     Appendix A to this Joint Proxy Statement-Prospectus is a copy of the British Columbia statute governing the rights of shareholders who dissent from a vote in favor of the Merger. The procedural steps are set forth in the legal opinion of Mr. Steven K. Winters attached hereto as Annex B (to be read in conjunction with the full text of the Company Act and is qualified in its entirety by reference to the statute. Any shareholder of ATI on ___________, 1999, (the record date for purposes of determining who is entitled to notice of and to vote at the Annual and Extraordinary Meeting of Shareholders of Aztek) who objects to the Merger may dissent from the Merger. Any such shareholder must demand in writing prior to the shareholders' meeting that, if the Merger is consummated, ATI pay to him or her in cash the value of his or her present common stock. The dissenting shareholder must deliver the demand to ATI's registered office within 14 days after the date of this Joint Proxy-Statement Prospectus. The dissenting shareholder should deliver the demand to Mr. Mike Sintichakis, Aztek Technologies Inc., Suite #5-246 Lawrence Ave. Kelowna, B.C. V1Y 6L3. On delivery of the notice and the accompanying share certificates, the dissenting shareholder is bound to sell those shares to ATI and ATI will purchase the shares.

     Because shares that are not voted count as a vote in favor of the Merger, once a shareholder dissents, the shareholder must then vote against the Merger to perfect the dissenter's rights. As described in the section "Voting Procedures" below, failure to return a properly executed proxy card or to vote in person will have the same effect as a vote in favor of the Merger. Such failure will constitute a waiver of dissenters' rights. Moreover, beneficial shareholders whose names are not on Aztek's register of members cannot give a notice of dissent and trigger the appraisal remedy.
If the shares are held by a broker, the broker's name being listed on ATI's register of members, the broker may dissent with respect to the shares it holds as the registered owner, if the broker lists such shares on the notice of dissent.

     The cash value to which such shareholder will be entitled is the value agreed upon or court determined, in the manner set forth below ("Dissenter's Value"). ATI has no obligation to institute any court proceeding to have a
court determine the value of the shares.   A shareholder who elects to have a
court determine the value of the shares must initiate the court proceeding. If a shareholder applies to a court to determine the value of the shares, the shareholder will bear his or her owns costs of such application. This statutory dissenter's right to payment of the Dissenter's Value of his or her common stock is mandated by section 207 of the British Columbia Company Act (the "Company Act") a copy of which is attached to this Joint Proxy Statement-Prospectus.


     A notice of dissent ceases to be effective if the dissenting member consents to or votes in favor of the resolution of Aztek to which the dissent relates, unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

     ATI will provide the funds necessary to pay any holders of Common Stock who perfect their statutory dissenter's rights. The price to be paid to dissenting shareholders is the fair value as of the day before the resolution is passed including any appreciation or depreciation in anticipation of the vote, and all dissenting shareholders shall be paid the same price. This method for determining the value of the shares is proscribed by section 207 of the British Columbia Company Act.

     Any such shareholder who contemplates the exercise of such dissenter's rights is urged to review carefully the provisions of the Company Act, the British Columbia law, particularly the procedural steps required to perfect the right to Dissenter's Value. The rights of dissenting shareholders to Dissenter's Value will be lost if the procedural requirements of the Company Act are not fully and precisely satisfied. If the right to Dissenter's Value is lost, the shareholder will be entitled to receive for each share of ATI Common Stock the number of shares of Aztek's Common Stock as provided in the Merger Agreement.

                         PERSONS MAKING THE SOLICITATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Aztek Technologies Inc. ("ATI") of proxies for use at the Extraordinary Meeting of Stockholders of Aztek to be held on __________ 1998, and any adjournments thereof.

There were outstanding at the close of business on __________, 1999, the record date for determination of the stockholders of ATI entitled to notice of and to vote at the Special Meeting, 2,051,109 shares of Common Stock of ATI entitled to one vote per share. Only stockholders of record on __________, 1999, are entitled to notice of and to vote at the meeting. The proxy does not affect the right to vote in person at the meeting, and may be revoked at any time prior to the voting thereof. The presence of two persons entitled to vote will constitute a quorum. The affirmative vote of the holders of shares present or represented by proxy at the meeting must exceed the negative votes cast for the adoption of the proposals described in this Proxy Statement.

     The Board of Directors knows of no other matters likely to be brought before the Special Meeting other than those mentioned above. However, if any other matters not now known or determined, properly come before the meeting or any adjournments thereof, the persons named in the enclosed form of proxy will vote such proxy in accordance with their best judgment in such matters pursuant to discretionary authority granted in the proxy.

    Stockholders are urged to sign the accompanying form of proxy, solicited on behalf of the Board of Directors of ATI, and to return it at once in the envelope provided for that purpose. Proxies will be voted in accordance with the stockholders directions. If no direction is given, proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder who wishes to designate a person or persons to act as his or her proxy at the meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or person, sign the form and transmit it directly to such other designated person or persons for use at the meeting.

     The expense of the Board of Directors' proxy solicitation will be borne by ATI. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of ATI (none of whom will receive additional compensation therefor) may solicit proxies by telephone, telegraph or personal interview. ATI will, upon request, reimburse nominees, custodians, and fiduciaries for the expenses in forwarding proxy material to their principals.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Certain members of ATI's management and its Board of Directors may be deemed to have certain interests in the Merger in addition to their interests as stockholders of ATI generally. ATI's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement.

     OFFICERS AND BOARD OF DIRECTORS. Mike Sintichakis, Edson Ng, and Eileen Keogh constitute the entire Board of Directors of ATI and are also directors of Aztek. The sole remaining director of Aztek is Nick Sintichakis who is the son of Mike Sintichakis.


     COMMON SHARES. In June 1998, the directors and officers named in the preceding paragraph purchased 97,975 shares of the common stock of Aztek at US$ .6124 per share, the market price of ATI's common stock on that date. Aztek has no existing business at this time and will begin transacting business when it assumes the operations of ATI upon consummation of the Merger. Since ATI will cease to exist upon completion of the Merger, the net result will be that the above-named directors will each own a slightly larger percentage of the combined company than they previously owned in ATI.

     INDEMNIFICATION. To the extent permitted by law, the Articles of Incorporation of Aztek and ATI contain an indemnification clause such that Aztek or ATI will indemnify all directors and officers of Aztek or ATI if any such directors or officers are named as a party or parties to a lawsuit as a result of serving as officers or directors. For limitations on indemnification, see "Disclosure of Commission Position on Indemnification for Securities Act Liabilities at page 24.

               VOTING AND SECURITIES AND PRINCIPAL HOLDERS THEREOF

     ATI's Shareholders of record at the close of business on __________, 1999 will be entitled to vote on all matters. On the record date ATI had 2,051,109 shares of ATI Common Stock outstanding. The holders of ATI Common Stock are entitled to one vote per share. ATI has no class of voting securities outstanding other than the ATI Common Stock.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
                                   (Pre-Merger)

                       SECURITY OWNERSHIP OF ATI SHARES
                      BY CERTAIN BENEFICIAL SHAREHOLDERS

     The following table discloses the details of shares held by Beneficial Shareholders of ATI prior to the Merger with Aztek.

Title of Class     Name and Address of     Amount and Nature of         Percentage of
                 Beneficial Shareholder      Beneficial Owner                Class

Voting Common     Mike Sintichakis              462,190                      23%
                  1802 Lipsett Crt.
                  Kelowna, BC V1V 1X3

Voting Common     Maria Sintichakis             255,928                      12%
                  1802 Lipsett Crt.
                  Kelowna, BC V1V 1X3

Voting Common     Nick Sintichakis               74,500                       3%
                  1802 Lipsett Crt
                  Kelowna, B.C. V1V 1X3


Voting Common     Tony Pantazopoulos             21,333                       1%
                  1807 Lipsett Court
                  Kelowna, BC V1V 1X3

Voting Common     Edson Ng                      104,700                       5%
                  623 Alpine Court
                  North Vancouver, BC V7R 2L7
Beneficial Shareholders as Group                918,651                      45%

     Maria Sintichakis is Mr. Sintichakis' wife. Mr. Sintichakis does not exercise shared voting or dispositive powers with Mrs. Sintichakis.

                      SECURITY OWNERSHIP OF AZTEK SHARES
                      BY CERTAIN BENEFICIAL SHAREHOLDERS

     The following table discloses the details of shares held by Beneficial Shareholders of Aztek prior to the Merger with ATI.

Title of Class      Name and Address of      Amount and Nature of  Percentage of
                    Beneficial Owner         Beneficial Owner         Class
Voting Common      Mike Sintichakis                39,190                40%
                   1802 Lipsett Crt.
                   Kelowna, BC V1V 1X3

Voting Common      Nick Sintichakis                22,044                23%
                   1802 Lipsett Crt.
                   Kelowna, BC V1V 1X3

Voting Common      Eileen Keogh                    13,063                13%
                   508-2012 Fullerton Ave.
                   Vancouver, BC V7P 3E3

Voting Common      Edson Ng                        22,861                24%
                   623 Alpine Court
                   North Vancouver, BC V7R 2L7
Beneficial Shareholders as Group                   97,158                99%

                            (Continued on Next Page)

                     SECURITY OWNERSHIP OF ATI SHARES BY MANAGEMENT

     The following table discloses the details of shares held by ATI's management prior to the Merger with Aztek.

Title of Class   Name and Address             Amount and Nature of   Percentage of
                 of Beneficial Owner          of Beneficial Owner       Class
Voting Common    Mike Sintichakis                462,190                23%
                 1802 Lipsett Crt.
                 Kelowna, BC V1V 1X3

Voting Common    Eileen Keogh                     37,000                 2%
                 508-2012 Fullerton Ave.
                 Vancouver, BC V7P 3E3

Voting Common    Edson Ng                        104,700                 5%
                 623 Alpine Court
                 North Vancouver, BC V7R 2L7
Directors and Management as a Group              603,890                30%

     See notes to Security Ownership of ATI shares of Certain Beneficial Shareholders.

               SECURITY OWNERSHIP OF AZTEK SHARES BY MANAGEMENT

The following table discloses the details of shares held by the Aztek's Management and prior to the Merger with ATI.

Title of Class      Name and Address       Amount and Nature     Percentage of
                   of Beneficial Owner     of Beneficial Owner        Class
Voting Common       Mike Sintichakis              39,190                40%
                    1802 Lipsett Crt.
                    Kelowna, BC V1V 1X3

Voting Common       Nick Sintichakis              22,044                23%
                    1802 Lipsett Crt.
                    Kelowna, BC V1V 1X3

Voting Common       Eileen Keogh                  13,063                13%
                    508-2012 Fullerton Ave.
                    Vancouver, BC V7P 3E3

Voting Common       Edson Ng                      22,861                23%
                    623 Alpine Court
                    North Vancouver, BC V7R 2L7

Directors and Management as a Group               97,158                99%

                         PRO FORMA SECURITY OWNERSHIP
                        CERTAIN BENEFICIAL SHAREHOLDERS

     The following table discloses the details of shares held by Beneficial Shareholders of Aztek following the Merger. This table should be studied in conjunction with the foregoing tables showing the details of shares held by Beneficial Shareholders in both ATI and Aztek prior to the Merger.


    (1)                (2)                       (3)                  (4)
Title of Class  Name and Address of      Amount and Nature of   Percentage of
                Beneficial Owner          Beneficial Owner         Class

Voting Common   Mike Sintichakis                501,380             23.33%
                1802 Lipsett Crt.
                Kelowna, BC V1V 1X3

Voting Common   Maria Sintichakis               255,928             11.91%
                1802 Lipsett Crt.
                Kelowna, BC V1V 1X3

Voting Common   Nick Sintichakis                 96,544              4.49%
                1802 Lipsett Crt.
                Kelowna, BC V1V 1X3

Voting Common   Eileen Keogh                     50,063              2.33%
                508-2012 Fullerton Ave.
                Vancouver, BC V7P 3E3

Voting Common   Edson Ng                        127,561              5.94%
                623 Alpine Court
                North Vancouver, BC V7R 2L7

                                 (Continued on Next Page)

                    PRO FORMA SECURITY OWNERSHIP OF MANAGEMENT

     The following table discloses the details of shares held by Aztek's management following the Merger. This table should be studied in conjunction with the foregoing tables showing the details of shares held by management in both ATI (the company to be acquired) and Aztek prior to the Merger.


(1)                      (2)                      (3)                   (4)
Title of Class     Name and Address of     Amount and Nature of     Percentage of
                   Beneficial Owner        Beneficial Owner            Class
Voting Common      Mike Sintichakis               501,380                23.33%
                   1802 Lipsett Crt.
                   Kelowna, BC V1V 1X3

Voting Common      Nick Sintichakis                96,544                 4.49%
                   1802 Lipsett Crt.
                   Kelowna, BC V1V 1X3

Voting Common      Eileen Keogh                    50,063                 2.33%
                   508-2012 Fullerton Ave.
                   Vancouver, BC V7P 3E3

Voting Common      Edson Ng                       127,561                 5.94%
                   623 Alpine Court
                   North Vancouver, BC V7R 2L7
Directors and Management as a Group               775,548                36.09%

     See notes to Pro Forma Security Ownership of Certain Beneficial
Shareholders.

                              VOTING PROCEDURES

    Two persons present and entitled to vote constitute a quorum at any general shareholders' meeting. A member may by proxy appoint a proxy holder to vote for him or her on a poll. Every shareholder who is present in person and entitled to vote at that occurrence shall have one vote and on a poll every member present in person or represented by proxy or other proper authority shall have one vote for each share of which he or she is the registered holder. ATI has no class of voting securities outstanding other than its Common Stock. Adoption of the Merger and the Merger Agreement will require that the votes cast favoring the Merger must exceed the votes cast opposing the Merger. The failure to return a properly executed proxy card or to vote in person ("abstention") at the Special Meeting will have the same effect as a vote in favor of the Merger. Similarly, "broker non-votes" (referring to instances where a broker or other nominee physically indicates on the proxy that, because it has not received instructions from beneficial owners, it does not have discretionary authority as to certain shares of ATI's Common Stock to vote on the proposal) will have the same effect as a vote in favor of the Merger. The proxies named in the enclosed proxy card may, at the direction of the Board, vote to adjourn or postpone the Special Meeting to another time or place for the purpose of soliciting additional proxies necessary for approval of a proposal or otherwise.

     If the accompanying proxy card is properly executed and returned to ATI in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. Except for procedural matters incident to the conduct of the Special Meeting, the Board of Directors of ATI does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the ATI proxy will vote the shares represented by such proxy on such matters as determined by a majority of ATI's Board of Directors.

                  Directors, Executive Officers, Promoters and
              Control Persons of the Surviving or Acquiring Entity

Name                   Age           Position        Director Since
Mike Sintichakis        60           Director         August 1994
                                     President

Nick Sintichakis        33           Director         July 1994
                                     Secretary
                                     Treasurer

Edson Ng                34           Director         July 1998

Eileen Keogh            51           Director         July 1998


     Each director serves for a term of one year and is elected at the annual meeting of shareholders. Aztek's officers are appointed by the Board of Directors and hold office at the discretion of the Board. Upon the effective date of the Merger, the officers and directors will resign from their positions as officer and directors of ATI and ATI will cease to exist. Neither Aztek nor ATI will incur any liability as a result of the resignations. Of Aztek's four directors, three are the sole directors of ATI. The chart below presents ATI's directors and officers before the Merger and Aztek's directors and officers after the Merger.



[The following organizational charts appear as graphics in the prospectus]


                                        ATI
Mike Sintichakis            Edson Ng              Eileen Keogh
Director                    Director              Director
President                   VP Operations         Research and Development

                                      Aztek (post-Merger)

Mike Sintichakis     Nick Sintichakis   Edson Ng   Eileen Keogh
Director             Director           Director   Director
President            Secretary
                     Treasurer

    Mr. Nick Sintichakis is Mike Sintichakis's son and Mike Sintichakis and Edson Ng own a controlling interest in ATI.


     Mike Sintichakis. Mr. Sintichakis has over 27 years of experience as an entrepreneur and professional business manager. He has owned and operated seven corporations and presided as president of three other corporations. He received an Industrial Electrician Diploma from Greece in 1958. He has since specialized in acquiring, restructuring and growing small and mid-sized businesses in the hospitality, consumer services, automotive, leisure and manufacturing industries. He recently managed over 450 employees and consistently guided companies successfully through tremendous revenue growth. He has served as a director and president of ATI since 1991. Mr. Sintichakis has also served as a director and president of Aztek Inc. since its inception in 1994. From 1995 to 1997, he served as a director and president of ATI's wholly-owned subsidiary, ResponseWare Corp. From 1993 to 1994, he served as director and president of ATI's wholly-owned subsidiary Nu-Crest Sportswear Inc., a designer of customer embroidered and silk-screen sportswear.

     Edson Ng.   Mr. Ng has earned a B.Sc. Degree in Mechanical Engineering from the University of Alberta. He is a registered Professional Engineer (P.Eng.) and a Certified Management Consultant. His career includes 7 years of systems engineering, marketing, consulting experience with IBM Canada Ltd. , and 4 years as founder and president of Advance Mobility Systems Integration Inc. where he served from 1992 to 1995. Advance Mobility Systems Integration was a consulting and computer integration business. Mr. Ng has been involved with various business ventures throughout his career. He has been with ATI since 1995 and currently serves as a director and vice president of operations.

     Eileen Keogh. Ms. Keogh received a B.A. degree in Mathematics from Dickinson College, Pennsylvania. She has over 29 years of consulting experience in information systems design, development, and implementation. Throughout her career in the computer industry she has served as Director of Development, Systems Architect, Project Manager, Team Leader, Data and Press Modeler, Methodologies Expert, Technical Designer, Systems and Applications Programmer/analyst, Trainer and Mentor. Ms. Keogh is an expert in client/server and object oriented software design and development on a variety of platforms. She gained seven years of software development experience with IBM Canada Ltd., IBM UK and IBM Corporation in New York. Her consulting projects include working for Prologic Computer Company from 1994 to 1995. Prologic is a designer of senior systems. From 1991 to 1995, she was self-employed as a computer consultant. In that capacity, she provided services to Solutions for Government, Fletcher Challenge, Alcan Canada, Insurance Bureau of Canada, Toronto Stock Exchange and the Bank of Montreal. She has been with ATI since 1995 and she serves as a director. She also is in charge of research and development.

     Nick Sintichakis. Mr. Nick Sintichakis is the Secretary of Aztek Inc. He presently serves as President of Christopher's Steak & Seafood Restaurant and has held that position for the past nine years. He was also a director of Yamas Taverna Inc., a restaurant in Kelowna, British Columbia for over five years. For ten years he was the manager of Caribou Restaurant. He currently spends about eight to ten hours per week as Secretary of Aztek.

                              EXECUTIVE COMPENSATION

      Executive Compensation of the Directors and Executive Officers of ATI

     The members of the Board of Directors of Aztek and the officers of Aztek presently do not receive compensation for serving as directors and officers. Upon consummation of the Merger, Aztek will assume the obligations of ATI for executive compensation. The table below sets forth the compensation of the key executives of ATI.

------------------------------------------------------------------------------
                                                                     Long Term
                       Annual Compensation                              Awards
                                                                    Securities
                                                                    Underlying
                                                                  Options/SARs
                          Year          Salary (1)    Bonus            (#)(3)
------------------------------------------------------------------------------
Mike Sintichakis,         1998          $70,872          0                   0
President, Director       1997           30,000          0      90,000 options

Edson Ng                  1998           59,169          0                   0
Vice President of         1997           60,000          0      40,000 options
Operations

Eileen Keogh (2)          1998           20,750          0                   0
Director, R &D            1997           60,000          0      40,000 options

 (1) The salary is reflected in Canadian dollars and was paid in Canadian dollars.

 (2) Compensation paid to Ms. Keogh was paid to her through her company as an independent contractor.



 (3) All outstanding options expired on March 20, 1999, and none were exercised.


     Retirement plan. ATI does not have a retirement plan at present, but Aztek intends to implement one after the Merger once it becomes profitable.

     Employment contracts, Termination of Employment and Change in Control Agreements. At present, ATI has no employment contract with any of its employees.

     Compensation Committee, Interlocks and Insider Participation. Neither ATI or Aztek has a compensation committee; rather the Boards of Directors perform the functions that would otherwise be performed by a compensation committee.

     Executive Compensation of the Directors and Executive Officers of Aztek

     The members of the Board of Directors of Aztek and the officers of Aztek presently do not receive compensation for serving as directors and officers. Upon consummation of the Merger, Aztek will assume the obligations of ATI for executive compensation. The table below sets forth the compensation of the key executives of Aztek.

                      Summary Compensation Table for Aztek

                                          Annual Compensation
Name and principal position       Year     Salary (1)       Bonus
Mike Sintichakis, CEO             1998          $0           0
                                  1997           0           0

Edson Ng, Director                1998           *
                                  1997           *

Eileen Keogh                      1998           *
                                  1997           *

Nick Sintichakis, Director        1998           0           0
                                  1997           0           0

     *Edson Ng and Eileen Keogh were first elected to the Board of Directors on June 30, 1998, to serve as directors for the ensuing year.

     Aztek has not paid any compensation to its officers or directors since Aztek's inception.

                            (Continued on Next Page)

                       Aggregated Option/SAR Exercises in
                 Last Fiscal Year and FY-End Option/SAR Values

                                       Number of Securities
                                      Underlying Unexercised
                                         Options/SARs at
                                            FY-End (#)
Name                             Exercisable/Unexercisable
-------------------------------------------------------------
Mike Sintichakis                               90,000
Edson Ng                                       40,000
Eileen Keogh                                   40,000


All options expired on March 20, 1999, and none were exercised.



                               Long Term Incentive Plan


                      Number of Shares        Performance or
                 Units or Other Rights (#)   Other Period Until     Threshold     Maximum
Name                                         Maturation or Payout    ($ or #)    ($ or #)
-----------------------------------------------------------------------------------------
Mike Sintichakis         354,000                   109,740              1        354,000

     Mr. Mike Sintichakis currently has 354,000 shares of ATI Common Stock in escrow to be released as ATI generates positive cash flow from operations. The shares will be released to Mr. Sintichakis at the rate of one share for every C$.31 of cash flow generated by ATI. Mr. Sintichakis purchased the shares for C$.01 per share and he enjoys full voting rights attributable to the shares.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Nick Sintichakis, a director of Aztek, is the son of Mike Sintichakis, the president and a director of Aztek. No other family relationships exist among directors, executive officers or persons nominated or chosen by Aztek to become officers or executive officers and no such relationships exist among the directors and officers of ATI.

     ATI engaged in several transactions with its directors and a director's immediate family member causing an increase in current liabilities. The directors and an individual director's family member had a material interest. These changes caused the increase in accounts payable to directors and loans to related parties. Mike Sintichakis has not received his full salary for the 1998 Period. ATI accrued Mr. Sintichakis' salary as an accounts payable in the amount of $45,871.29 and actually paid Mr. Sintichakis $6,270.97. Messrs. Sintichakis and Edson Ng, and Ms. Eileen Keogh have made several payments on ATI's behalf totaling approximately $39,353.59. ATI has repaid $14,914.41. These transactions caused the entire increase in accounts payable to directors from the 1997 Period to the 1998 Period.

     The increase in long term debt to related parties resulted from a series of transactions. ATI leases space from Mike Sintichakis' wife, Maria Sintichakis. To date, ATI has accrued its rental payments totaling $13,500. For more information see "Description of Property" at page 39. Mrs.

Sintichakis has also made several payments to vendors on ATI's behalf and she has loaned money directly to ATI so that it could meet its expenses. The total amount due to Mrs. Sintichakis is $62,171.50. Mike Sintichakis is due $5,607.13 for similar types of advances to ATI.

     Christopher's Restaurant ("Christopher's") is an establishment owned by Mrs. Maria Sintichakis. From November 1997 to May 1998, Christopher's loaned ATI approximately $21,682.50 so that ATI could meet its working capital needs. Mike Sintichakis' son-in-law, Tony Pantazopoulus loaned ATI $42,998.74 from November 1997 to May 1998 so that ATI could meet its working capital requirements. ATI issues interest free demand notes for the loans it receives from the Affiliates. However, the notes provide that no payments are due prior to July 1999.

     With respect to ATI, in 1995 the spouse of the president of ATI loaned approximately $150,000 (plus interest of $16,241) for a sum total of $166,241 to ATI. ATI used the loan proceeds to acquire a small Canadian computer vendor. ATI sought the approval of the Vancouver Stock Exchange to issue 120,465 shares of common stock at $1.38 CND to satisfy the then existing debt. The Vancouver Stock Exchange granted approval on July 30, 1997 and the debt was satisfied on July 30, 1997.

                        TRANSACTIONS WITH PROMOTERS


     The promoters of Aztek are the affiliates: Mike Sintichakis, Nick Sintichakis, Daunna Potts, Eileen Keogh and Edson Ng. The following table sets forth the shares they received.

Name and Address of Promoter                  Amount of Shares
---------------------------------------------------------------
Mike Sintichakis
1802 Lipsett Crt.
Kelowna, BC V1V 1X3                                39,190

Nick Sintichakis
1802 Lipsett Crt.
Kelowna, BC V1V 1X3                                22,044

Daunna Potts
882 Toovey Rd.
Kelowna, BC                                           817

Eileen Keogh
508-2012 Fullerton Ave.
Vancouver, BC V7P 3E3                              13,063

Edson Ng
623 Alpine Court
North Vancouver, BC V7R 2L7                        22,861


     The affiliates purchased the Common Shares, par value $.001, at US $.6124 per share.

Initially, they purchased an aggregate of 1 million shares at $.05 per share, and one million bonus shares at $.01 per share for an aggregate of $60,000. The bonus shares were in escrow pending Aztek's meeting certain performance objectives. Due to regulatory concerns that the share purchases and this Merger would have resulted in diluting present ATI shareholders, Aztek rescinded the transactions. The affiliates returned the bonus shares on February 16, 1999, they returned the $.05 shares on May 5, 1999, and Aztek issued 97,975 shares at $.6124 per share in exchange for the $60,000
investment.   In anticipation of the Merger, the directors set the price equal to the market price of ATI's shares that same day. The $60,000 will allow Aztek to cover anticipated expenses such as legal and accounting fees. Should the market value of the shares rise, the holders stand to gain a substantial profit by selling the shares.


                           (Continued on Next Page)

                                   AZTEK, INC.
                              Financial Statements
                For the years ended June 30, 1996, 1997 and 1998






     Contents

Auditors' Report                         67

Financial Statements

     Balance Sheet                       68

     Statements of Cash Flow             69

     Notes to Financial Statements       70

Auditor's Report

[Letterhead of BDO Dunwoody]

                                                              Auditor's Report

To the Shareholders of Aztek, Inc.

We have audited the balance sheet of Aztek, Inc. as at June 30, 1998,1997 and 1996 and the statements of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1998, 1997 and 1996 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles.

"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 23, 1998

                                                                   Aztek, Inc.
                                                                 Balance Sheet
                                                                (U.S. Dollars)

June 30                               1998          1997        1996
Assets
 Current
  Cash                        $     60,000       $     0     $     0
                                    ======             =           =
Shareholders' Equity

Share capital (Note 2)        $     60,000       $     0     $     0
                                    ======             =           =

Approved on behalf of the Board:

/s/  Mike Sintichakis, Director

                                                                   Aztek, Inc.
                                                       Statements of Cash Flow
                                                                (U.S. Dollars)
For the year ended June 30                1998         1997          1996
------------------------------------------------------------------------------
Cash provided by (used in)

Financing activities
     Issuance of share capital      $   60,000     $       -     $      -
                                        ------         -----        -----
Increase in cash                        60,000             -            -

Cash, beginning of year                      -             -            -
                                        ------         -----        -----
Cash, end of year                   $   60,000     $       -     $      -
                                        ======         =====        =====


                                                                   Aztek, Inc.
                                                 Notes to Financial Statements
                                                                (U.S. Dollars)

June 30, 1998, 1997 and 1996



1.     Nature of Business

The company was incorporated under the laws of the state of Nevada on August 19, 1994 and has not carried on any activities since incorporation.


2. Share Capital
   Authorized

100,000,000 common shares with a par value of $0.001. During the year ended June 30, 1998 the articles of incorporation were amended to increase the authorized share capital to 100,000,000 common shares from 25,000 common shares.

                                             1998                 1997                  1996

                                    Number of    Amount  Number of   Amount    Number of     Amount
                                     Shares               Shares                 Shares
Issued and fully paid
     Balance
     Beginning
     of year                             -    $      -         -     $     -        -     $     -

Issued for cash
     Private
     Placement                   2,000,000      60,000         -           -        -           -

     Balance
     end of year                 2,000,000    $ 60,000         -           -        -           -
                                 ---------    --------    ------      ------   ------      ------
Subscribed and unpaid
     Private
     Placement                      25,000      25,000    25,000      25,000   25,000      25,000
                                 ---------    --------    ------      ------   ------      ------
                                 2,025,000      85,000    25,000      25,000   25,000      25,000

Share subscriptions receivable

                                    25,000      25,000    25,000      25,000   25,000      25,000
                                 ---------    --------    ------     -------   ------
                                 2,000,000    $ 60,000         0     $     0        0     $     0
                                 =========    ========    ======     =======   ======     =======

                                                                   Aztek, Inc.
                                                 Notes to Financial Statements
                                                                (U.S. Dollars)


June 30, 1998, 1997 and 1996

2. Share Capital - Continued

(a) Escrow Shares- The issued share capital includes 1,000,000 escrow shares (1997 and 1996-nil). These shares will be released from escrow to a maximum number of 20% per year of the original number at the rate of 1 share for the following accumulated working capital, as defined in the agreement;


Year one          $0.05 per share of working capital
Year two          $0.10 per share of working capital
Year three        $0.20 per share of working capital
Year four         $0.30 per share of working capital
Year five         $0.40 per share of working capital

     Theses escrow shares expire June 12, 2003 and any shares remaining in escrow at that date will be cancelled.

                                   AZTEK, INC.
                           Interim Financial Statements
                                    (unaudited)
                        For the period ended March 31, 1999

                                                 Contents

     Balance Sheet                                     73

     Statements of Cash Flow                           73

     Notes to Financial Statements                     74

                                                                   Aztek, Inc.
                                                         Interim Balance Sheet
                                                                (U.S. Dollars)

As at March 31                                1999            1998
Assets
 Current
     Cash                                $     60,000    $     -
                                         ------------    -------
Shareholders' Equity

Share capital (Note 2)                   $     60,000    $     -
                                         ============    =======

Approved on behalf of the Board:

     ____"Mike Sintichakis"________
               Director

                                                                   Aztek, Inc.
                                               Interim Statements of Cash Flow
                                                                (U.S. Dollars)

For the Nine Months Ended March 31            1999          1998
Cash provided by (used in)

Financing activities
     Issuance of share capital             $     0     $     0
                                      ------------     -------
Increase in cash                                 0           0

Cash, beginning of period             $     60,000           0
                                      ------------     -------
Cash, end of period                   $     60,000     $     0
                                      ============     =======

                                                                   Aztek, Inc.
                                                 Notes to Financial Statements
                                                                (U.S. Dollars)

March 31, 1999

1.     Nature of Business

The company was incorporated under the laws of the state of Nevada on August 19, 1994 and has not carried on any activities since incorporation.


2.     Share Capital
       Authorized
100,000,000 common shares with a par value of $0.001. During the year ended June 30, 1998 the articles of incorporation were amended to increase the authorized share capital to 100,000,000 common shares from 25,000 common shares.

                                                     1999                              1998
                                        Number of              Amount         Number of     Amount
                                         Shares                                Shares
Issued and fully paid
     Balance, beginning of period             2,000,000     $     60,000          0        $      0

     Cancelled and returned to treasury     (2,000,000)         (60,000)          0               0

     Private Placement, issued for cash          97,975           60,000          0               0
                                            -----------     ------------     ------        --------
     Balance, end of period                      97,975           60,000          0               0
                                            -----------     ------------     ------        --------
Subscribed and unpaid
     Balance, beginning and end of period        25,000           25,000     25,000          25,000
                                            -----------     ------------     ------        --------
Total Issued and subscribed                     122,975           85,000     25,000          25,000

Less Shares Subscribed and Unpaid              (25,000)         (25,000)    (25,000)       (25,000)
                                            -----------     ------------    --------
Net Share Capital                                97,975     $     60,000           0       $      0
                                            ===========     ============    ========       ========

3.     Merger Transaction

Aztek Inc. was formed by Aztek Technologies Inc. (ATI), a Canadian corporation, to be a wholly-owned subsidiary of ATI. ATI subscribed for shares of Aztek but never paid for the shares (the subscribed and unpaid shares referred to in Note 2). Aztek lay dormant until 1998 when ATI's management decided use Aztek as a vehicle to change ATI's domicile by merging ATI into Aztek in a one-for-one stock exchange.

In June 1998, prior to the merger of ATI with Aztek, the management and directors of ATI subscribed for and paid for 1,000,000 shares of Aztek at $0.05 per share and a further 1,000,000 shares of Aztek at $0.01 per share. Subsequent to that date, as a result of discussion between the management and directors and the legal counsel for both companies, the 2,000,000 shares were returned to the treasury of Aztek and the management and directors subscribed for 97,975 new common shares at $0.6124 per share.

Management's reasons for merging ATI into Aztek and making ATI an American corporation center around improving ATI's position for growth and expansion. Aztek, though dormant for five years, will acquire an operating entity and become an active corporation owning all of ATI's assets and receiving all of ATI's revenues, but also assuming ATI's liabilities and operating expenses.

Having operated ATI as a company that was strapped for cash, management believes the surviving company will attract more investment capital as it grows. Investors tend to be more cautious with respect to investing in foreign companies partly because they have less access to information and because such foreign companies may be subject to less stringent accounting rules. The surviving company should boost investor confidence partly because it will be subject to U.S. accounting procedures. After the merger, Aztek will have its shares traded only on the OTC Bulletin Board versus ATI's presently listing its shares on the Vancouver Stock Exchange and the Bulletin Board. After the merger, the operating company will no longer be subject to different trading rules requirements.

The merger will be accounted for as a purchase. The following table sets forth the ownership structure of ATI and Aztek before the merger, and Aztek after the merger.

                                                                        No. of Shares
Shareholder       No. of ATI Shares     %   No. of Aztek Shares   %   Held After Merger    %
Total Issued
 & Outstanding       2,051,109       100%        97,975        100%      2,149,084      100%
Mike Sintichakis       462,190        23         39,190         40         501,380    23.33
Nick Sintichakis        74,500         4         22,044         23          96,544     4.49
Daunna Potts                 0         0            817          1             817     0.04
Eileen Keogh            37,000         2         13,063         13          50,063     2.33
Edson Ng               104,700         5         22,861         24          127,561    5.94
Maria Sintichakis      255,928        12              0          0          255,928   11.91
Tony Pantazopoulos      21,333         1              0          0           21,333    0.99
Non-affiliates       1,095,458        53              0          0        1,095,458   50.97

                            AZTEK TECHNOLOGIES INC.
                       Consolidated Financial Statements
                    For the years ended June 30, 1998 and 1997

                                                                      Contents

Auditors' Report                                                            77

Consolidated Financial Statements

     Consolidated Balance Sheets                                            78

     Consolidated Statements of Income (Loss) and Deficit                   79

     Consolidated Statements of Cash Flow                                   80

     Summary of Significant Accounting Policies                             81

     Notes to Consolidated Financial Statements                             83

                       [LETTERHEAD OF BDO DUNWOODY]
                                                              Auditor's Report

To the Shareholders of
Aztek Technologies Inc.

We have audited the consolidated balance sheets of Aztek Technologies Inc. as at June 30, 1998 and 1997 and the consolidated statements of operations and deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1998 and 1997 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles. As required by the British Columbia Companies Act we report that, in our opinion, these principles have been applied on a consistent basis.

"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 10, 1998


                                  Canada - United States Reporting Differences


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated July 10, 1998 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 10, 1998

                                                       Aztek Technologies Inc.
                                                   Consolidated Balance Sheets

June 30                                         1998             1997
Assets
Current
     Cash                                                   $     2,957     $     20,232
     Accounts receivable                                         67,693           56,642
     Prepaid expenses                                             1,904            1,536
                                                                 ------           ------
                                                                 72,554           78,410

Capital Assets (Note 2)                                         105,860          151,292
Goodwill (Note 3)                                                     -              417
                                                                -------          -------
                                                          $     178,414    $     230,119
                                                                =======          =======
Liabilities and Shareholders' Deficiency
Current
     Accounts payable and accrued liabilities - trade     $     222,326     $    122,971
     Accounts payable and accrued liabilities
         - officers and directors                                64,840            5,693
     Deferred revenue                                           103,991          138,781
     Current portion of amounts due to related parties                -          166,241
     Current portion of royalties payable                       100,000           70,000
     Current portion of obligation under capital lease           33,095           43,553
                                                                -------          -------
                                                                524,252          547,239

Due to related parties (Note 4)                                 132,707            3,689
Royalties payable (Note 5)                                            -           30,000
Obligation under capital lease (Note 6)                             800           33,632
                                                                -------          -------
                                                                657,759          614,560
                                                                -------          -------
Shareholders' deficiency
     Share capital (Note 7)
          Authorized
          100,000,000 common shares without par value
          Issued
          2,051,109 common shares (1997 - 1,904,244)          4,179,522         3,909,000
     Deficit                                                (4,658,867)       (4,293,441)
                                                            -----------       -----------
                                                              (479,345)         (384,441)
                                                            -----------       -----------
                                                          $     178,414     $     230,119
                                                            ===========       ===========

Approved on behalf of the Board:

     Mike Sintichakis, Director
     Edson, NG,        Director

                                                       Aztek Technologies Inc.
                          Consolidated Statements of Income (Loss) and Deficit

For the years ended June 30                            1998              1997
Revenue
   Maintenance and customization services     $     340,081     $     442,656
   Product sales                                          -            22,910
                                                    -------           -------
                                                    340,081           465,566

Cost of revenue
     Contractor fees                                 13,935            49,407
     Product                                              -            20,867
     Telephone                                        4,673            10,133
     Travel                                               -             4,618
     Wages, salaries and benefits                    80,176            99,301
                                                    -------           -------
                                                     98,784           184,326
                                                    -------           -------
Gross profit                                        241,297           281,240

Selling and administration expenses
     Advertising and promotion                        4,382            27,770
     Amortization                                    40,310            81,160
     Contractors fees                                43,485           102,145
     Equipment leases                                12,213            11,609
     Filing and transfer fees                         7,356            41,641
     Interest on long-term debt                      28,307            34,493
     Investor relations                              32,309             6,000
     Management fees                                199,589            91,122
     Office and administration                       23,606            42,823
     Professional fees                               48,004            60,835
     Rent and property taxes                         53,055            52,277
     Selling and marketing                            1,041            41,047
     Telephone                                       19,031            23,928
     Travel                                           5,227             3,541
     Utilities                                       23,049            20,975
     Wages, salaries and benefits                    65,759           198,781
                                                    -------           -------
                                                    606,723           840,147
                                                    -------           -------

Loss from operations                              (365,426)         (558,907)

Deferred income taxes (recovery)                          -           (1,000)
                                                  ---------         ---------

Net loss for the year                             (365,426)          (557,907)

Deficit, beginning of year                      (4,293,441)        (3,735,534)
                                                -----------        -----------
Deficit, end of year                      $     (4,658,867)     $  (4,293,441)
                                                ===========        ===========

Weighted average number of shares outstanding     1,534,974          1,468,176
                                                ===========       ============
Loss per share, basic                          $(     0.18)       $(     0.38)
                                                ===========       ============

                                                       Aztek Technologies Inc.
                                          Consolidated Statements of Cash Flow


For the years ended June 30                 1998            1997

Cash provided by (used in)

Operating activities
     Net loss for the year                 $     (365,426)   $     (557,907)
     Items not involving cash
     Amortization                                   40,310            81,160
     Deferred income taxes (recovery)                    -           (1,000)
                                                 ---------         ---------
                                                 (325,116)         (477,747)
                                                 =========         =========

     Decrease in deferred revenue - non-current          -          (19,272)
     Changes in non-cash working capital balances
      Accounts receivable                         (11,051)           (2,130)
      Prepaid expenses                               (368)              (96)
      Accounts payable                              99,355           (8,733)
      Due to officer                                59,147             5,332
      Deferred revenue                            (34,790)            16,129
                                                  --------         ---------
                                                 (212,823)         (491,853)
                                                 ---------         ---------

Financing activities
     Advances from related parties                 222,098                 -
     Repayments to related parties               (259,321)         (184,539)
     Capital lease repayments                     (43,290)          (34,290)
     Increase in capital lease obligation                -            20,682
     Issuance of share capital                     270,522           754,870
                                                 ---------         ---------
                                                   190,009           556,723
                                                 ---------         ---------

Investing activities
     Acquisition of capital assets                   (866)          (57,271)
     Proceeds on disposal of capital assets          6,405                 -
                                                 ---------          --------
                                                     5,539          (57,271)
                                                 ---------          --------

Increase (decrease) in cash                       (17,275)             7,599

Cash, beginning of year                             20,232            12,633
                                                 ---------          --------
Cash, end of year                              $     2,957      $     20,232
                                                 =========          ========

                                                       Aztek Technologies Inc.
                                    Summary of Significant Accounting Policies


June 30, 1998 and 1997

BASIS OF CONSILIDATION
These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, S.T.A. North America Technologies Inc. and ResponseWare Corp.


USE OF ESTIMATES
The consolidated financial statements of the corporation have been prepared by management in accordance with generally accepted accounting principals in Canada. The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements have, in management's opinion, been properly prepared using careful judgment within reasonable limits of materiality and within the framework of the accounting policies summarized below.


CAPITAL ASSETS AND AMORTIZATION
Capital assets are recorded at cost. Amortization based on their estimated useful lives is as follows:



Computer hardware             - 30% diminishing balance basis
Purchased Computer software   - 30% diminishing balance basis
Furniture and equipment       - 20% diminishing balance basis
Software license              - 33%  straight-line basis

Leasehold improvements are recorded at cost and are amortized using the straight-line method over a period of five years.

ASSETS UNDER CAPITAL LEASE
Assets under capital lease are recorded at cost. Amortization based on the estimated useful life of the asset is as follows:

Computer hardware            - 20% straight-line basis


GOODWILL
Goodwill is recorded at cost. Amortization is provided as follows:

Goodwill                     - 50% straight-line basis

FINANCIAL INSTRUMENTS
The Company's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities, amounts due to related parties, royalties payable, and obligation under capital leases. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

                                                       Aztek Technologies Inc.
                                    Summary of Significant Accounting Policies

June 30, 1998 and 1997

CAPITALIZED COSTS
Costs for developing computer software are capitalized when technological feasibility has been established for the computer software product. Capitalization of computer software costs is discontinued when the product is available for general release to customers and such costs are amortized on a product-by-product basis over the estimated lives of the products. There are no capitalized costs in the accompanying financial statements.

Purchased computer software, which includes programs used for company management and software development are capitalized and amortized as disclosed in the capital assets and amortization signficant accounting policy note.

REVENUE RECOGNIITION
The Company's revenue is derived from the following sources: 1) Licenses software under non-cancelable license agreements; 2) provides maintenance services (consisting of product support services and periodic updates); and 3) provides contracted training and consulting services.

License fee revenues are recognized when a noncancellable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable.

Revenues from maintenance service agreements are recognized ratably over the agreement period, which in most instances is one year.

Revenues for training and consulting services are recognized as services are performed.

In multiple-element arrangements, the revenue or fee is allocated pro-rata to the various elements based upon the fair value of each of the individual elements.


DEFERRED REVENUE
Deferred revenue is comprised of deferrals for license fees, maintenance and other services.


DEFERRED INCOME TAXES
Deferred income taxes arise from the difference between amortization for accounting purposes and capital cost allowance for income tax purposes.


PER SHARE DATA
Share amounts for all periods presented reflect restatement for the five-for-one stock split in December 1996. Basic loss per share is computed using the weighted average number of common shares outstanding during the respective years. Diluted loss per share has not been calculated due to the anti-dilutive effect.

                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997

1.     Operations

The Company has continued to incur operating losses and continues to have a working capital deficiency as at June 30, 1998. The future ability of the Company to realize its assets at the recorded amounts and discharge its liabilities in the normal course of business will depend upon its ability to obtain further financing and to attain profitable operations. It is not possible at this time to predict with assurance the outcome of these matters. Management intends to raise equity that would allow the Company to proceed with its business plan.

The company's primary business is that of developing and selling computer software and computer systems and providing support services for the company's computer software.



2.     Capital Assets

                                               1998                           1997
                                                    Accumulated                     Accumulated
                                        Cost        Amortization        Cost        Amortization
Computer hardware               $     93,884     $     78,845     $     93,017     $     72,771
Purchased Computer software          102,601           62,557          105,081           45,357
Leasehold improvements                19,972           17,242           23,898           14,028
Furniture and equipment               42,916           32,631           42,916           30,060
Software license                      16,000           16,000           16,000           14,666
Equipment under capital lease
     - Computer hardware             159,958          122,196          159,958          112,696
                                     -------          -------          -------          -------
                               $     435,331    $     329,471    $     440,870     $    289,578

     Net book value            $     105,860                                       $    151,292


3.     Goodwill

                                               1998                       1997

                                     Accumulated                          Accumulated
                        Cost         Amortization          Cost           Amortization
     Goodwill     $     191,660     $     191,660     $     191,660     $     191,243
                        -------           -------           -------           -------
     Net book value     $     -                                         $         417


                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997

4.     Due to Related Parties

                                                                        1998            1997
Loans payable, without interest, and specific repayment terms.
Principal is not repayable prior to July 1, 1999. It was not
practical to determine the fair value of this debt.            $     132,707     $     3,689

Note payable, repayable $1,507 monthly including interest at
9% per annum and collateralized by a general security
agreement. During the year a shares for debt settlement
agreement was entered into and submitted to regulatory
authorities for their approval.                                            -         166,241
                                                                     -------         -------
                                                                     132,707         169,930
Less current portion                                                       -         166,241
                                                                     -------         -------
                                                               $     132,707      $    3,689
                                                                     =======         =======

5. Royalties Payable

                                                  1998              1997

Royalties payable, royalties incurred in
a prior year's operations are repayable
$10,000 monthly, without interest,
commencing December 9, 1997.              $     100,000     $     100,000
Less current portion                            100,000            70,000
                                                -------           -------
                                          $           -      $     30,000
                                                =======           =======

As at June 30, 1998 the Company is in default on repayment and is negotiating a revised payment schedule. It is anticipated that this will not have an adverse effect on the Company's financial position or results of future operations.


6. Obligation Under Capital Lease

                                       1998           1997
Total minimum lease payments     $     36,433     $     89,694
Less imputed interest                   2,538           12,509
                                       ------           ------
Lease obligation                       33,895           77,185
Less current portion                   33,095           43,553
                                       ------           ------
                                    $     800     $     33,632
                                       ======           ======

Minimum lease payments on the capital lease obligations are 1999 - $35,620, 2000 - $813.

During the year interest expense of $10,252 (1997 - $18,240) was incurred on the obligation under capital lease.

                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997

6. Share Capital

     Authorized
     100,000,000 common shares without par value


                                         1998                         1997

                                 Number of                 Number of
                                 Shares        Amount      Shares     Amount
Issued and fully paid
  Balance, beginning of year  1,904,244     $3,909,000  1,001,932   $3,055,330
     Issued for cash
     Private placement                -              -    400,000      620,000
     Exercise of warrants        47,400        104,280     28,600       65,560
     For escrow shares                -              -    354,000        3,540
     Issued for acquisition           -              -     30,000       30,000
     Issued for debt settlement 120,465        166,242     89,712      134,570
     Cancelled due to expiry
     of escrow agreement       (21,000)              -          -            -
                              ---------     ----------  ---------   ----------
     Balance, end of year     2,051,109     $4,179,522  1,904,244   $3,909,000

a) Escrow Shares - The issued share capital includes 35(1997 - 375,000). These shares will be released from escrow at the rate of 1 share for each $0.31 of cash flow from operations, as defined in the agreement. Any shares not released prior to September 17, 2001 will be cancelled and returned to treasury.

During the year ended June 30, 1998 21,000 shares, subject to a separate escrow agreement that expired October 27, 1997, were cancelled and returned to treasury.

b) Share Purchase Options - See Note 11 for additional information

                                                            1998          1997
                                                         -------       -------
Number of share purchase options, beginning of year      185,000             -
Number granted during the year                            40,000       185,000
                                                         -------       -------
Number of share purchase options, end of year            225,000       185,000
                                                         =======       =======
     Options outstanding at June 30, 1998 are exercisable:
     185,000 at $1.82 per share, expiring March 20, 1999
     40,000 at $0.85 per share, expiring September 22, 1998

                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997

8.     Related Party Transactions

                                                                     1998          1997
a. Accounts payable and amounts due to related parties
     include the following:
     Due to officers and directors - accounts payable             $64,040        $6,552
     Due to officers and directors - due to related parties         5,607             -
     Due to a director's family members - account payable             800       169,071
     Due to a director's family members -due to related parties   127,100             -

Amounts due to officers and directors, or their family members that are recorded in accounts payable arose as a result of those parties providing services to the company. These transactions are in the normal course of operations and are measured at the exchange value which is the amount of consideration established and agreed to by the related parties at amounts that approximate the value of services purchased from arms-length parties.



b. Selling and administration expenses include the following:
     Interest paid to the spouse of a director                     1,099        12,313
     Rent paid to a company controlled by the spouse
     of a director                                                13,500        13,500

These transactions are in the normal course of operations and are measured at the exchange value which is the amount of consideration established and agreed to by the related parties.

c. Issuance of shares to President's wife in settlement of debt.
During the year the company issued 120,465 common shares in settlement of a loan from the wife of the President of the company. The debt arose during the fiscal year ended June 30, 1996. At that time the company was unable to arrange debt financing from commercial lenders and therefore entered into a loan agreement with the wife of the President. The loan was provided on normal commercial terms. The loan was repayable $1,507 monthly, including interest at 9%. From July 1997 to the date of settlement, the company was unable to make payments for either interest or principal. The company and the President's wife agreed to settle the full amount of the debt in exchange for issuance of common shares of the company. The shares were deemed issued at $1.38 per share, the average of the trading price of the shares for the ten days prior to the date of the agreement.


9.     Income Taxes

The Company has losses available for income tax purposes totaling approximately $1,577,000. This amount can be used to reduce taxable income of future years and has not been recognized in the financial statements. The right to claim these losses expire as follows: 1999 - $89,000; 2000 - $76,000; 2001 - $376,000; 2002 - $131,000; 2003 - $101,000; 2004 - $479,000; 2005 -
$325,000.

                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997

10.     Lease Commitments

The company has lease commitments for its premises and certain equipment, which require minimum annual lease payments payable as follows:

                  Year           Amount
                  ---------------------
                  1999     $     45,442
                  2000           27,504
                  2001           10,158
                                 ------
                           $     83,104
                                 ======


11. Differences Between Canadian and United States Generally Accepted Accounting Principles

                                                      Stock Based Compensation

As at June 30, 1998, the Company has issued non-plan options, which are described below.

During the year one-year non-plan options to purchase 40,000 shares at $1.40 were granted to an employee. These options were fully vested at the date of grant. In connection with this grant, there was no difference between the market price of the stock and the exercise price of the options on the date that the options were granted.

In preparing financial statements in accordance with United States Generally Accepted Accounting Principles the Company is required to apply the disclosure requirements contained in U.S. Financial Accounting Standards Board SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the Company to include in the financial statements compensation costs for the fair value of stock options issued.

In calculating the benefit included in the following reconciliation, the Company has estimated the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in the year ended June 30, 1998: no dividend yield percent; expected volatility of 142%; risk-free interest rate of 5.8%; and expected life of 1 year. Under the accounting provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the amounts indicated below.

                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997

11. Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

Stock Based Compensation - Continued

                                                         1998             1997
NET INCOME
Net loss for the year - based on Canadian GAAP     $(365,426)       $(557,907)
Charge to operations representing the difference
between the market price of the stock options and
the exercise price of the options                    (30,000)         (40,700)
                                                   ----------       ----------
Net loss for the year - based on U.S. GAAP         $(395,426)       $(598,607)
                                                   ==========       ==========

LOSS PER SHARE
Net loss per common share - based on U.S. GAAP        $(0.19)          $(0.41)

RETAINED EARNINGS
The cumulative effect of the application of U.S. GAAP on the deficit of the company would be:

Deficit beginning of year - based on Canadian GAAP
                                                $(4,293,441)      $(3,735,534)
Charge to operations representing the
difference between the market price of
the stock options and the exercise price
of the options for previous years                   (40,700)                 -
Deficit beginning of year - based on U.S. GAAP   (4,334,141)       (3,735,534)
Net loss for the year - based on U.S. GAAP         (395,426)         (598,607)
                                                ------------      ------------
Deficit end of year - based on U.S. GAAP        $(4,729,567)      $(4,334,141)
                                                ============      ============
SFAS No. 123 requires disclosure of a summary of the status of the Company's options as of June 30, 1998, and changes during the year ended on that date. That additional disclosure is presented below:

June 30, 1998
                                                                 Weighted-
                                                                  Average
                                                  Shares     Exercise Price
Outstanding at beginning of year                  185,000            $1.82
Granted during the year                            40,000             1.40
Exercised                                               -                -
Cancelled                                               -                -
                                                 --------            -----
Outstanding at end of year                        225,000       $     1.75
                                                  =======           ======
Options exercisable at end of year                225,000       $     1.75

Weighted-average fair value of options granted during the year:

     Below market            $     -
     At market               $  1.40
     Above market            $     -

                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997

11. Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

Stock Based Compensation - Continued

The following table summarizes information about non-plan options outstanding at June 30, 1998.


                             Options Outstanding          Options Exercisable

               Number      Average      Weighted          Number     Weighted
Range of    Outstanding   Remaining     Average          Exercisable   Average
Exercise    at June 30    Contractual   Exercise        at June 30,   Exercise
Prices         1998           Life        Price             1998       Price

$ 1.82       185,000      0.70 years     $1.82           185,000      $1.82
$ 1.40        40,000      0.20 years     $1.40            40,000      $1.40

                             AZTEK TECHNOLOGIES INC.
                   Interim Consolidated Financial Statements
                                   (unaudited)
                    For the period ending March 31, 1999






     Contents

Consolidated Financial Statements

     Consolidated Balance Sheets                                       91

     Consolidated Statements of Income (Loss) and Deficit              92

     Consolidated Statements of Cash Flow                              93

     Notes to Interim Financial Statements                             94

                              AZTEK TECHOLOGIES INC.
                    (Incorporated under the Company Act of BC)
                             INTERIM BALANCE SHEET
                        AS AT MARCH 31, 1999 AND 1998

                                      ASSETS

                                                         1999             1998

Current
          Cash                                          3,935           17,752
          Accounts Receivable                          47,604           44,596
          Prepaid Expenses                                155            1,990
                                                       ------           ------
                                                       51,694           64,338

Capital Assets - Note 2                                58,302          132,564
Other Capital Assets - Note 3
                                                       ------          -------
                                                      109,996          196,902
                                                      =======          =======

                                   LIABILITIES
Current
         Accounts payable                             357,211          271,087
          Accrued liabilities (trade)                  18,435
          Accrued liabilities (officers)                6,607
          Deferred revenue                            100,368          112,061
          Current portion of royalties payable        100,000          100,000
          Current portion of obligation under
          capital lease                                                 29,513
                                                      -------          -------
                                                      582,621          512,661
Long Term
          Due to related parties                      189,054          113,368
          Obligation under capital lease- Note 4                        17,119
                                                      -------          -------
                                                      771,675          643,148
SHARE CAPITAL AND DEFICIT

Share Capital - Note 5                              4,179,522        4,179,523
Deficit                                           (4,841,201)      (4,625,769)
                                                  -----------      -----------
                                                    (661,679)        (446,246)
                                                      109,996          196,902
                                                  ===========      ===========

Approved by the Directors

Mike Sintichakis

                             AZTEK TECHNOLOGIES INC.
                    (Incorporated under the Company Act of BC)
                      INTERIM  STATEMENT OF INCOME (LOSS)
                 FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                             1999         1998

Sales                                                     232,460      250,415
Interest                                                      190
                                                          -------      -------
                                                          232,650      250,415

Cost of Sales
          Contractor fees                                  37,900       11,612
          Telephone                                         7,742        3,894
          Wages, salaries and benefits                     52,468       66,813
                                                           ------       ------
                                                           98,110       82,319

Gross Profit                                              134,540      168,096

Selling and administration expenses
            Advertising                                       832
            Computer Expense                                             3,130
            Consulting                                                  37,187
            Amortization                                   19,044       49,351
            Equipment Lease                                 2,487       19,173
            Filing and Transfer fees                        1,049        3,260
            Bank charges                                      814        1,531
            Interest                                       13,662        1,561
            Investor Relations                                  -       31,501
            Management fees                                89,200      122,091
            Office administration                          32,451       18,813
            Office expense                                 25,888
            Professional fees                              47,979       43,919
            Promotion & Marketing                          18,558
            Rent                                           30,515       39,858
            Telecommunications                             13,401       17,100
            Travel                                          2,526        6,420
            Utilities                                         329       15,846
            Wages and benefits                             41,125       89,684
                                                           ------       ------
                                                          339,860      500,425

Profit (loss) for the period                            (205,320)    (332,329)
                                                        =========    =========

Deficit, beginning of the period                      (4,658,867)  (4,293,440)
Deficit, end of the period                            (4,864,187)  (4,625,769)

                            AZTEK TECHNOLOGIES INC.
                   (Incorporated under the Company Act of BC)
                        INTERIM STATEMENT OF CASH FLOW
                FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                             1999         1998

OPERATIONS ACTIVITIES

Net loss for the period                                 (205,320)    (332,329)
Items not involving the use of cash
                    Amortization and Depreciation          19,044       49,351
                                                        ---------    ---------
                                                        (186,276)    (282,978)


Change in non-cash working capital balances                            154,015
                       Accounts Receivable                 20,089
                       Prepaid Expenses                     1,749
                       Accounts Payable(Trade)            134,885
                       Accounts Payable (Accrued)          19,050
                       Due Officers and Related Parties  (58,233)
                       Obligation Under Capital Lease    (33,095)
                                                        ---------    --------
                                                        (101,831)    (128,963)

FINANCING ACTIVITIES

Advances from (repayment to) related parties               56,347      109,681
Deferred revenue                                          (3,623)     (26,720)
Capital Lease Obligation                                    (800)     (30,553)
Long Term Debt Repayment                                    3,327    (166,241)
Share Capital                                                          270,523
                                                          -------    ---------
                                                           55,251      156,690

INVESTING ACTIVITIES

Capital Assets                                             47,558     (30,208)
                                                           ------     --------

INCREASE (DECREASE) IN CASH DURING THE PERIOD                 978      (2,481)

CASH  BEGINNING OF PERIOD                                   2,957       20,233

CASH  END OF PERIOD                                         3,935       17,752

                            AZTEK TECHNOLOGIES INC.
                   (Incorporated under the Company Act of BC)
                       NOTES TO INTERIM FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998


CAPITAL ASSETS AND AMORTIZATION

     Plant and equipment are recorded at cost and amortized over their estimated useful lives using the declining balance method and using the following annual rates:

          Computer hardware                    30% diminishing balance basis
          Computer software                    30% diminishing balance basis
          Furniture and equipment              20% diminishing balance basis

     Leasehold improvement are recorded at cost and are amortized using the straight line method over a period of five years.

FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, accounts receivable, accounts payable, loans payable, long-term debt, and obligation under capital leases. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Their fair values of these financial instruments approximate their carrying values, unless otherwise noted.


REVENUE RECOGNITION

     Program support services are billed annually. Amounts billed in advance are recorded as deferred revenue. Program support service revenue is recognized in the statement of operations proportionately as the revenue is earned.

                            AZTEK TECHNOLOGIES INC.
                 (Incorporated under the Company Act of BC)
                     NOTES TO INTERIM  FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998

All dollar amounts referred to herein are Canadian dollars.

1.  Operations

     The Company's business is that of providing support services for the Company's computer software. The statement of operations reflects these activities.



2.  Capital Assets

                                         Accumulated               1999                1998
                          Cost           Amortization         Net Book Value  Net Book Value
Computer Hardware           $95,133       81,110               14,023              16,558
Computer Software          $102,601       68,338               34,263              74,351
Leasehold Improvement       $19,972       19,239                  733               7,459
Furniture and equipment     $42,916       33,634                9,282              10,928
Equipment under capital
Lease                                                                              23,268
                           --------       ------                -----              ------
                           $260,622      202,321               58,301             132,564


3.  Long-term Debt
                                                            1999          1998

Royalties payable to IBM                               $ 100,000     $ 100,000
Company will negotiate a new repayment schedule

     Less current portion                              $ 100,000     $ 100,000
                                                         -------       -------
                                                       $       0     $       0


4.     Obligation Under Capital Lease

     Aztek Technologies no longer has an obligation under capital lease. The capital lease arrangement with IBM expired at the end of August and was replaced with a rental agreement with IBM for a new computer.


5.  Share Capital

Authorized
100,000,000 common shares, with no par value
Issued and fully paid


                                        1999             1998
                           Number of                  Number of
                             Shares     Amount          Shares       Amount
Balance, beginning
of the period             2,072,109 $ 4,179,522      1,904,244    $3,909,000

Issued for cash
Exercise of Warrants                                    47,400      $104,280

Issued for debt settlement                             120,465      $166,242
                                                     ---------    ----------
Balance end of the period                            2,072,109    $4,179,522

Canceled due to expire of
Agreement                 (21,000)
                         ---------   ----------      ---------    ----------
                         2,051,109   $4,179,522      2,072,109    $4,179,522

6. Differences Between Canadian and United States Generally Accepted Accounting Principles

     Stock Based Compensation

In preparing financial statements in accordance with United States Generally Accepted Accounting Principles, the Company is required to apply the disclosure requirements contained in U.S. Financial Accounting Standards Board SFAS No. 123, Accounting for Stock Based Compensation. SFAS No. 123 requires the Company to include in the financial statements compensation costs for the fair value of stock options issued. During the period, there were no stock options granted. In prior years, the Company has issued non-plan options. There is a cumulative difference in retained earnings between Canadian GAAP and U.S. GAAP due to differences in recording stock based compensation.
The cumulative effect of the application of U.S. GAAP on the deficit of the company is:

Deficit beginning of period - based on Canadian GAAP $(4,179,522) $(3,735,534) Charge to operations representing the difference between,the market price of the stock
options and the exercise price of the options for
previous years                                           (436,128)            -
Deficit beginning of period - based on U.S. GAAP       (4,615,648)  (3,735,534)
Net loss for the period - based on U.S. GAAP                     -    (598,607)
Deficit - end of period - based on U.S. GAAP          $(4,615,648) $(4,334,141)

SFAS No. 123 requires disclosure of a summary of the status of the Company's options as of March 31, 1999, and changes during the year ended on that date. The additional disclosure is presented below:

                                                        Weighted-
                                                        Average
March 31, 1999                         Shares         Exercise Price
Outstanding at beginning of period     225,000          $ 1.75
Granted during the period
Exercised
Canceled or expired                    225,000

Outstanding at end of period                 -          $ 1.75

Weighted-average fair value of options granted
during the period:
       Below market                    $  -
       At market                       $  -
       Above market                    $  -


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
                                      ANNEX A

                           DISSENTERS' RIGHTS STATUTE

     The following is the selected statute, Section 207 of the British Columbia Company Act, relating to dissenters' rights.

Division 2 - Dissent Proceedings

Dissent procedure

207 (1) If,

     (a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (in this Act called a "dissenting member") gives notice of dissent,

     (b) the resolution referred to in paragraph (a) is passed, and

     (c) The Company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),The Company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.

     (2) On receiving a notice of intention to act in accordance with subsection (1), a dissenting member is entitled to require the Company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given.

     (3)     The dissenting member must exercise the right given by subsection

(2) by delivering to the registered office of The Company, within 14 days after The Company, or the liquidator, gives the notice of intention to act.

(a) a notice that the dissenting member requires the Company to purchase all of the dissenting member's shares referred to in subsection (2), and

(b) the share certificates representing all of those shares, and on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to The Company and The Company is bound to purchase them.

     (4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply to the court, and the court may

(a) require the dissenting member to sell, and The Company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,

(b) set the price and terms of the purchase and sale, or order that the price and terms be

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
established by arbitration, in either case having due regard for the rights of creditors,

(c) joint in the application any other dissenting member who has complied with subsection (3), and

(d) make consequential orders and give directions it considers appropriate.

     (5) The price that must be paid to a dissenting member for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) must be paid the same price.

     (6) The amalgamation or winding up of The Company, or any change in its capital. Assets or liabilities resulting from The Company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and The Company under this section or the price to be paid for the shares.

     (7) Every dissenting member who has complied with subsection (3)

(a) may not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section,

(b) may not withdraw the requirement to purchase the shares, unless the Company consents, and

(c) until the dissenting member is paid in full, may exercise and assert all the rights of a creditor company.

     (8) If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that The Company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).

     (9) The relief provided by this section is not available if, subsequent to giving notice of dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member's shares is not an act in consistent with the dissent.

     (10) A notice of dissent ceases to be effective if the dissenting member consents to or votes in favour of the resolution of The Company to which the dissent relates unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

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

ANNEX B

Opinion Letter of Steve Winters in Reference to Dissenters' Rights.

[LETTERHEAD OF STEPHEN K WINTERS LAW CORPORATION]

August 5, 1998

Board of Directors
Aztek Technologies Inc.
#5 - 246 Lawrence Ave.
Kelowna, B.C. V1Y 6L3


Re:     Joint Policy Statement - Prospectus on Form S-4 and Dissenters' Rights

     We are rendering this opinion to you at your request and in our capacity as Canadian Counsel to Aztek Technologies Inc. ("ATI") in connection with the Joint Proxy Statement - Prospectus pursuant to which ATI is issuing the proxy statement to its shareholders for approval of the proposed merger between ATI and Aztek, Inc. wherein ATI will cease to exist and Aztek, Inc. will be the surviving corporation. If the merger is approved, Aztek, Inc. will issue one share of its common stock in exchange for each share of ATI common stock (the "Merger"). We are rendering this opinion to provide you with a description of the dissent provisions of the British Columbia Company Act (the "Act") which apply to the Merger.

     Any holder of common shares of Aztek ("Aztek Shares") is entitled to be paid the fair market value of such shares in accordance with the section 207 of the British Columbia Company Act (the "Act") if the shareholder dissents to the special resolution authorizing the Amalgamation, and if the Amalgamation becomes effective. A holder of Aztek Shares is not entitled to object with respect to his shares if he votes any of such shares in favour of the special resolution authorizing the Merger.

     The dissenting shareholder is required to send a written objection to the special resolution to be received within two days prior to the meeting. A vote against a special resolution or an abstention does not constitute a written objection. Within fourteen days after the special resolution is adopted by the shareholders, the dissenting shareholder is required to send to the corporation a written notice containing his name and address, the number of shares in respect of which he dissents and demand payment of the fair value of such shares, and the appropriate share certificate or certificates. The dissenting shareholder is bound to sell these shares to the corporation and the corporation is bound to purchase them. The price to be paid is the fair value as of the day before the resolution was passed including any appreciation or depreciation in anticipation of the vote, and all dissenting shareholders shall be paid the same price. Either party may apply to the court to fix the fair value of the shares. There is no obligation on the corporation to apply to the court. If the application is made by either party, the dissenting shareholder will be entitled to be paid the amount fixed by the court which may be greater or less than the value of the shares which the shareholder would otherwise consent to by the

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

corporation. A dissenting shareholder loses his rights of dissent if he votes in favour of the resolution (unless he is doing so as a proxyholder) or otherwise acts inconsistent with his dissent (a request to withdraw a notice of dissent is not acting inconsistent with a dissent).

Yours truly,
STEPHEN K. WINTERS
LAW CORPORATION

/s/ Stephen K. Winters
-----------------------
Per: Stephen K. Winters


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

                                   [Back Cover]

                                     PROSPECTUS



                                 2,051,109 Shares
                                    Aztek, Inc.
                                   Common Stock


UNTIL ____________, 1999 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS ANDWITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

                                       Aztek

     Officers and Directors are indemnified and held harmless by Aztek to the fullest extent authorized by the Nevada General Corporation Law against expense liability and loss where named a party or threatened to be named a party to any type of action or proceeding. The officer or directors who make such claim must be reimbursed by Aztek within ninety days. Failure by Aztek to make such payment entitles the officer or director to bring suit against Aztek and if a judgment is rendered in favor of the officer or director, Aztek will be responsible for such costs. Aztek mthat the officer of director did not meet the standards of conduct which makes indemnification permissible under the Nevada General Corporation Law but the burden of proving such a defense rests with Aztek.

     Nevada General Corporation Law Section 78.7502 provides that a corporation may indemnify a director or an officer against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action. The director or officer must have acted in good faith or believed his or her actions were not unlawful. The corporation cannot indemnify the officer or director where the officer or director has been adjudged to be liable to the corporation. If the director or officer is successful on the merits or in defense of either of the aforementioned types of action, the corporation must indemnify that officer of director.

                                        ATI

     Subject to the provisions of the Companies Act, British Columbia's corporate law, ATI must indemnify its directors and former directors, and may indemnify the directors of companies in which ATI is a shareholder, if the director is named as a party in an action as a result of being a director. ATI's board of directors may cause ATI to indemnify its officers or officers of companies in which ATI is a shareholder, who are named as a party or as parties in an action as result of serving as an officer or ATI. The articles of incorporation also provide for mandatory indemnification of the Secretary or Assistant Secretary if he or she is not a full time employee of ATI. Failure of the directors or officers to comply with the Companies Act or the articles of incorporation does not invalidate the indemnity clause.

ITEM 601. Exhibits

1.     Underwriting Agreement Between ATI and Equitrade Securities Corporation
2.1    Directors' Minutes Approving the Merger
2.2    Plan of Reorganization through Merger
3(i).1 Articles of Incorporation of Aztek, Inc.
3(i).2 Amended And Restated Articles Of Incorporation Of Aztek, Inc.
3(ii). By-Laws Of Aztek Inc.
4.1    Minutes Approving Issuance Of Shares And Bonus Shares
4.2    Standard Subscription Agreement for Bonus Shares
4.3    Standard Subscription Agreement for Common Shares

4.4    Director's minutes approving rescission of bonus shares
4.5    Director's minutes approving rescission of common shares
4.6    Standard termination agreement for bonus shares
4.7    Standard termination agreement for common shares
4.8    Amendment to Exhibit 4.6
4.9    Standard Investment letter to subscribe for shares at US$.6124 per share

5.     Opinion re: legality
8.     Opinion re: tax matters
10.1   Escrow Agreement
10.2   Option Agreement
10.3   Demand Notes
10.4   San Francisco License
10.5   Settlement Agreement with IBM
23.1   Consent Of Independent Accountants
23.2   Consent of Stephen K. Winters
24.1   Directors' Resolution of Signature by Power of Attorney
24.2 Power of attorney (included in the registration statement and not as an exhibit.
27.    Financial Data Schedule
99.1   Merger Agreement
99.2 Letter Of Intent For ATI To Acquire Harrison Muirhead Systems Inc. and Q-Data Smart Investments Inc.
99.3   Letter of Intent for ATI to acquire Concord Consultants
99.4   Minutes Of Shareholders Of Aztek Inc. To Approve Merger
99.5   Schedule II Valuation and Qualifying Accounts
99.6 Opinion Letter of Independent Accountants in Reference to Canadian Tax Consequences
99.7   Proxy

ITEM 22.

  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

               (iii) Include any material information on the plan of distribution.

          (2) that for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kelowna, Province of British Columbia, on June 22, 1999.

                                                Aztek, Inc.

                                                By /s/Mike Sintichakis
                                                --------------------------
                                                Mike Sintichakis
                                                President